AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 21, 2000
--------------------------------------------------------------------------------

                                                              FILE NO. 033-62193

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 5

                                       ON

                                    FORM S-3

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        GLENROOK LIFE AND ANNUITY COMPANY

                           (Exact Name of Registrant)

                ARIZONA                          35-1113325
     (State or Other Jurisdiction             (I.R.S. Employer
          of Incorporation or              Identification Number)
             Organization)

                3100 SANDERS ROAD, NORTHBROOK, ILLINOIS 60062
                                  847-402-2400

           (Address and Phone Number of Principal Executive Office)

                               MICHAEL J. VELOTTA
                  VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                       GLENBROOK LIFE AND ANNUITY COMPANY

                                3100 SANDERS ROAD

                           NORTHBROOK, ILLINOIS 60062
                                  847-402-2400

      (Name, Complete Address and Telephone Number of Agent for Service)

                                   COPIES TO:
      RICHARD T. CHOI, ESQUIRE                  TERRY R. YOUNG, ESQUIRE
   FREEDMAN, LEVY, KROLL & SIMONDS                    ALFS, INC.
    1050 CONNECTICUT AVENUE, N.W.                  3100 SANDERS ROAD
              SUITE 825                           NORTHBROOK, IL 60062
     WASHINGTON, D.C. 20036-5366

Approximate date of commencement of proposed sale to the public: The annuity contract covered by this registration statement is to be issued promptly and from time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

                THE AIM LIFETIME PLUS(sm) VARIABLE ANNUITY

Glenbrook Life and Annuity Company                  Prospectus dated May 1, 2000
P.O. Box 94039, Palatine, IL 60094-4039
Telephone Number: 1-800-776-6978

Glenbrook Life and Annuity Company ("Glenbrook") is offering the AIM Lifetime Plus(sm) Variable Annuity, an individual and group flexible premium deferred variable annuity contract ("Contract"). This prospectus contains information about the Contract that you should know before investing. Please keep it for future reference.

The Contract currently offers 18 investment alternatives ("investment alternatives"). The Investment Alternatives include a fixed account option ("Fixed Account") and 17 variable sub-accounts ("Variable Sub-Accounts") of the Glenbrook Life and Annuity Company Separate Account A ("Variable Account"). Each Variable Sub-Account invests exclusively in shares of one of the following funds ("Funds") of AIM Variable Insurance Funds:

AIM V.I. Aggressive Growth Fund              AIM V.I. Government Securities Fund
AIM V.I. Balanced Fund                       AIM V.I. Growth Fund
AIM V.I. Blue Chip Fund                      AIM V.I. Growth and Income Fund
AIM V.I. Capital Appreciation Fund           AIM V.I. High Yield Fund
AIM V.I. Capital Development Fund            AIM V.I. International Equity Fund
AIM V.I. Dent Demographic Trends Fund        AIM V.I. Money Market Fund
AIM V.I. Diversified Income Fund             AIM V.I. Telecommunications and
AIM V.I. Global Growth and Income Fund                          Technology Fund*
AIM V.I. Global Utilities Fund               AIM V.I. Value Fund


*Effective May 1, 2000, the Fund changed its name from AIM V.I. Telecommunications Fund to AIM V.I. Telecommunications and Technology Fund to reflect changes in its investment policies. We have made a corresponding change in the name of the Variable Sub-Account that invests in that Fund.

We (Glenbrook) have filed a Statement of Additional Information, dated May 1, 2000, with the Securities and Exchange Commission ("SEC"). It contains more information about the Contract and is incorporated herein by reference, which means it is legally a part of this prospectus. Its table of contents appears on page C-1 of this prospectus. For a free copy, please write or call us at the address or telephone number above, or go to the SEC's Web site (http://www.sec.gov). You can find other information and documents about us, including documents that are legally part of this prospectus, at the SEC's Web site.

                     The Securities and Exchange Commission has not approved or disapproved the securities described in this prospectus, nor has it passed on the accuracy or the adequacy of this prospectus. Anyone who tells you otherwise is committing a federal crime.

IMPORTANT
NOTICES The Contracts may be distributed through broker-dealers that have relationships with banks or other financial institutions or by employees of such banks. However, the Contracts are not deposits, or obligations of, or guaranteed by such institutions or any federal regulatory agency. Investment in the Contracts involves investment risks, including possible loss of principal.

                     The Contracts are not FDIC insured.

TABLE OF CONTENTS

                                                               Page

                     Important Terms..........................
Overview             The Contract At A Glance.................
                     How the Contract Works...................
                     Expense Table............................
                     Financial Information....................

                     The Contract.............................
                     Purchases................................
                     Contract Value...........................
                     Investment Alternatives..................
                                The Variable Sub-Accounts.....
                                The Fixed Account.............
                                Transfers.....................
Contract             Expenses.................................
Features             Access To Your Money.....................
                     Income Payments..........................
                     Death Benefits...........................

                     More Information:........................
                                Glenbrook.....................
                                The Variable Account..........
                                The Funds.....................
Other                           The Contract..................
Information                     Qualified Plans...............
                                Legal Matters.................
                                Year 2000.....................
                     Taxes....................................
                     Annual Reports and Other Documents.......
                     Performance Information..................
                     Experts..................................
                     Appendix A-Accumulation Unit Values......               A-1
                     Appendix B-Market Value Adjustment.......               B-1
                     Statement of Additional Information Table of Contents.. C-1

IMPORTANT TERMS

This prospectus uses a number of important terms that you may not be familiar with. The index below identifies the page that describes each term. The first use of each term in this prospectus appears in highlights.

                                                             Page

Accumulation Phase..............................................
Accumulation Unit...............................................
Accumulation Unit Value.........................................
Anniversary Value...............................................
Annuitant.......................................................
Automatic Fund Rebalancing Program..............................
Automatic Additions Program.....................................
Beneficiary.....................................................
Cancellation Period.............................................
*Contract.......................................................
Contract Anniversary............................................
Contract Owner ("You")..........................................
Contract Value..................................................
Contract Year.........  ........................................
Death Benefit Anniversary.......................................
Dollar Cost Averaging Program...................................
Due Proof of Death..............................................
Enhanced Death Benefit Options..................................
Fixed Account...................................................
Free Withdrawal Amount..........................................
Funds...........................................................
Glenbrook ("We")................................................
Guarantee Periods...............................................
Income Plan.....................................................
Investment Alternatives.........................................
Issue Date......................................................
Market Value Adjustment.........................................
Payout Phase....................................................
Payout Start Date...............................................
Qualified Contracts.............................................
Right to Cancel.................................................
SEC.............................................................
Settlement Value................................................
Systematic Withdrawal Program...................................
Treasury Rate...................................................
Valuation Date..................................................
Variable Account................................................
Variable Sub-Account............................................

* If you purchase a group Contract, we will issue you a certificate that represents your ownership and that summarizes the provisions of the group Contract. References to "Contract" in the prospectus include certificates, unless the context requires otherwise. In certain states the Contract is available only as a group contract.

THE CONTRACT AT A GLANCE

The following is a snapshot of the Contract. Please read the remainder of this prospectus for more information.

Flexible Payments              You can  purchase  a  Contract  with as  little
                               as   $5,000   ($2,000   for   "Qualified
                               Contracts,"   which  are  Contracts  issued  with
                               qualified plans). You can add to your Contract as
                               often and as much as you like,  but each  payment
                               must  be  at  least  $500  ($100  for   automatic
                               purchase payments to the variable investment options). You must maintain a minimum account size of $1,000.

Right to Cancel                You may cancel your Contract  within 20 days of
                               receipt  or any  longer  period  as your state
                               may require ("Cancellation  Period").  Upon
                               cancellation,   we  will  return  your   purchase
                               payments adjusted, to the extent federal or state law permits, to reflect the investment experience of any amounts allocated to the Variable Account.

Expenses                       You will bear the following expenses:

                                o Total  Variable  Account  annual fees equal
                                  to 1.45% of average daily  net  assets
                                o Annual  contract  maintenance  charge of $35
                                  (with certain exceptions)
                                o Withdrawal charges ranging from 0% to
                                  6% of payments withdrawn (with certain exceptions)
                                o Transfer fee  of  $10  after  12th  transfer
                                  in any  Contract Year(fee currently waived)
                                o State premium tax (if your state imposes one)

                               In addition, each Fund pays expenses that you will bear indirectly if you invest in a Variable Sub-Account.

Investment
Alternatives                   The Contract offers 18 investment alternatives
                               including:

                                o The Fixed Account  (which credits  interest
                                  at rates we  guarantee),  and
                                o 17 Variable  Sub-Accounts  investing in Funds
                                  offering  professional
                                o money nagement by A I M Advisors, Inc.

                               To find out current rates being paid on the Fixed Account, or to find out how the Variable Sub-Accounts have performed, please call us at 1-800-776-6978.

Special Services               For your convenience, we offer these special
                               services:

                               o Automatic Fund Rebalancing Program
                               o Automatic Additions Program
                               o Dollar Cost Averaging Program
                               o Systematic Withdrawal Program

Income Payments                You can choose  fixed  income  payments,
                               variable income payments, or a combination of the two. You can receive your income payments in one of the following ways:

                               o life income with guaranteed payments
                               o a joint and survivor life income with
                                 guaranteed
                               o payments
                               o guaranteed payments for a specified period
                                 (5 to 30 years)

Death Benefits                 If you die before the Payout Start Date, we will
                               pay the death benefit described in the Contract. We also offer 2 Enhanced Death Benefit
                               Options.

Transfers                      Before the Payout  Start Date,  you may  transfer
                               your Contract value ("Contract  Value") among the
                               investment     alternatives,     with     certain
                               restrictions. Transfers to the Fixed Account must be at least $500.

                               We do not currently impose a fee upon transfers. However, we reserve the right to charge $10 per transfer after the 12th transfer in each "Contract Year," which we measure from the date we issue your Contract or a Contract anniversary ("Contract Anniversary").

Withdrawals                    You may  withdraw  some  or all of your  Contract
                               Value at any time during the Accumulation  Phase.
                               In general, you must withdraw at least $50 at a time. A 10% federal tax penalty may apply if you withdraw before you are 59 1/2 years old. A withdrawal charge and Market Value Adjustment also may apply. Full or partial withdrawals are available under limited circumstances on or after the Payout Start Date.

HOW THE CONTRACT WORKS

The Contract basically works in two ways.

First, the Contract can help you (we assume you are the Contract owner) save for retirement because you can invest in up to 18 Investment Alternatives and pay no federal income taxes on any earnings until you withdraw them. You do this during what we call the "Accumulation Phase" of the Contract. The Accumulation Phase begins on the date we issue your Contract (we call that date the "Issue Date") and continues until the Payout Start Date, which is the date we apply your money to provide income payments. During the Accumulation Phase, you may allocate your purchase payments to any combination of the Variable Sub-Accounts and/or the Fixed Account. If you invest in the Fixed Account, you will earn a fixed rate of interest that we declare periodically. If you invest in any of the Variable Sub-Accounts, your investment return will vary up or down depending on the performance of the corresponding Funds.

Second, the Contract can help you plan for retirement because you can use it to receive retirement income for life and/or for a pre-set number of years, by selecting one of the income payment options (we call these "Income Plans")
described on page __. You receive income payments during what we call the "Payout Phase" of the Contract, which begins on the Payout Start Date and continues until we make the last payment required by the Income Plan you select. During the Payout Phase, if you select a fixed income payment option, we guarantee the amount of your payments, which will remain fixed. If you select a variable income payment option, based on one or more of the Variable Sub-Accounts, the amount of your payments will vary up or down depending on the performance of the corresponding Funds. The amount of money you accumulate under your Contract during the Accumulation Phase and apply to an Income Plan will determine the amount of your income payments during the Payout Phase.

The timeline below illustrates how you might use your Contract.

Issue                                         Payout Start
Date               Accumulation Phase             Date                        Payout Phase
------------------------------------------------------------------------------------------------------
                You save for retirement

You buy                                       You elect to receive      You can          Or you can
a Contract                                    income payments or        receive          receive
                                              receive a lump sum        income           income
                                              payment                   payments         payments for
                                                                        for a set        life
                                                                        period

As the Contract owner you exercise all of the rights and privileges provided by the Contract. If you die, any surviving Contract owner or, if none, the Beneficiary will exercise the rights and privileges provided by the Contract. See "The Contract." In addition, if you die before the Payout Start Date, we will pay a death benefit to any surviving Contract owner, or, if there is none, your Beneficiary. See "Death Benefits."

Please call us at 1-800-776-6978 if you have any questions about how the Contract works.

EXPENSE TABLE

The table below lists the expenses that you will bear directly or indirectly when you buy a Contract. The table and the examples that follow do not reflect premium taxes that may be imposed by the state where you reside. For more information about Variable Account expenses, see "Expenses," below. For more information about Fund expenses, please refer to the accompanying prospectus for the Funds.

CONTRACT OWNER TRANSACTION EXPENSES

Withdrawal Charge (as a percentage of purchase payments)*

Number of Complete Years Since We Received the Purchase

Payment Being Withdrawn:                   0       1      2      3       4      5      6      7+

Applicable Charge:                          6%     6%     5%      5%     4%     4%      3%    0%

Annual Contract Maintenance Charge..............................................$35.00**
Transfer Fee....................................................................$10.00***

               * Each Contract Year, you may withdraw up to 10% of your aggregate purchase payments without incurring a withdrawal charge or a Market Value Adjustment.

               ** We will waive this charge in certain cases. See "Expenses."

               ***Applies solely to the thirteenth and subsequent transfers within a Contract Year. We are currently waiving the transfer fee.

VARIABLE ACCOUNT ANNUAL EXPENSES

(as a percentage of average daily net asset value deducted from each Variable Sub-Account)

Mortality and Expense Risk Charge......................................1.35%
Administrative Expense Charge..........................................0.10%
Total Variable Account Annual Expenses.................................1.45%

FUND ANNUAL EXPENSES (After Voluntary Reductions and Reimbursements) (as a percentage of Fund average daily net assets)(1)

                                                                                       Total Annual
                                                         Management         Other           Fund
Fund                                                        Fee           Expenses         Expenses
-------                                                   ---------      ---------      -------------

AIM V.I. Aggressive Growth Fund (2)                        0.00%           1.19%               1.19%
AIM V.I. Balanced Fund (2)                                 0.65%           0.56%               1.21%
AIM V.I. Blue Chip Fund                                    0.75%           0.55%               1.30%
AIM V.I. Capital Appreciation Fund                         0.62%           0.11%               0.73%
AIM V.I. Capital Development Fund (2)                      0.00%           1.23%               1.23%
AIM V.I. Dent Demographic Trends Fund                      0.85%           0.55%               1.40%
AIM V.I. Diversified Income Fund                           0.60%           0.23%               0.83%
AIM V.I. Global Growth and Income Fund(2)                  0.97%           0.37%               1.34%
AIM V.I. Global Utilities Fund                             0.65%           0.49%               1.14%
AIM V.I. Government Securities Fund                        0.50%           0.40%               0.90%
AIM V.I. Growth Fund                                       0.63%           0.10%               0.73%
AIM V.I. Growth and Income Fund                            0.61%           0.16%               0.77%
AIM V.I. High Yield Fund(2)                                0.35%           0.79%               1.14%
AIM V.I. International Equity Fund                         0.75%           0.22%               0.97%
AIM V.I. Money Market Fund                                 0.40%           0.20%               0.60%
AIM V.I. Telecommunications and Technology Fund            1.00%           0.27%               1.27%
AIM V.I. Value Fund                                        0.61%           0.15%               0.76%

(1) Figures shown in the table are for the year ended December 31, 1999, except for the AIM V.I. Blue Chip, Dent Demographic Trends, Global Growth and Income, and Telecommunications and Technology Funds which commenced operations on December 29, 1999, December 29, 1999, October 15, 1999 and October 15, 1999 respectively. For these Funds, the management fee, other expenses and total annual fund operating expenses are based on estimates for the Funds' first full fiscal year.

(2) Absent voluntary reductions and reimbursements for certain Funds, management fees, other expenses, and total annual fund expenses expressed as a percentage of average net assets of the Funds would have been as follows:


                                                    Management       Other      Total Annual
Fund                                                    Fee        Expenses     Fund Expenses
AIM V.I. Aggressive Growth Fund                        0.80%         1.62%        2.42%
AIM V.I. Balanced Fund                                 0.75%         0.56%        1.31%
AIM V.I. Capital Development Fund                      0.75%         2.67%        3.42%
AIM V.I. Global Growth and Income Fund                 1.00%         0.37%        1.37%
AIM V.I. High Yield Fund                               0.63%         0.79%        1.42%


EXAMPLE 1

The example below shows the dollar amount of expenses that you would bear directly or indirectly if you:

        o invested $1,000 in a Variable Sub-Account,

        o earned a 5% annual return on your investment, and

        o surrendered your Contract, or you began receiving income payments for a specified period of less than 120 months, at the end of each time period.

The example does not include any taxes or tax penalties you may be required to pay if you surrender your Contract.

   SUB-ACCOUNT                                   1 YEAR     3 YEARS        5 YEARS     10 YEARS
   -----------                                   ------     -------        -------     --------

   AIM V.I. Aggressive Growth                     $94          $167         $241        $421
   AIM V.I. Balanced                              $83          $133         $187        $317
   AIM V.I. Blue Chip                             $83          $133         $186        $316
   AIM V.I. Capital Appreciation                  $77          $116         $157        $259
   AIM V.I. Capital Development                   $105         $196         $288        $504
   AIM V.I. Dent Demographic Trends               $84          $136         $191        $326
   AIM V.I. Diversified Income                    $78          $119         $162        $269
   AIM V.I. Global Growth and Income              $84          $138         $194        $331
   AIM V.I. Global Utilities                      $81          $128         $178        $301
   AIM V.I. Government Securities                 $79          $121         $166        $276
   AIM V.I. Growth                                $77          $116         $157        $259
   AIM V.I. Growth and Income                     $77          $117         $159        $263
   AIM V.I. High Yield                            $84          $137         $192        $328
   AIM V.I. International Equity                  $79          $123         $169        $283
   AIM V.I. Money Market                          $76          $112         $150        $245
   AIM V.I. Telecommunications and Technology     $84          $137         $193        $330
   AIM V.I. Value                                 $77          $117         $158        $262

EXAMPLE 2

Same assumptions as Example 1 above, except that you decided not to surrender your Contract, or you began receiving income payments (for at least 120 months if under an Income Plan with a specified period), at the end of each period.

  SUB-ACCOUNT                                    1 YEAR     3 YEARS        5 YEARS     10 YEARS
  -----------                                    ------     -------        -------     --------


   AIM V.I. Aggressive Growth                      $40          $122         $205        $421
   AIM V.I. Balanced                               $29           $88         $151        $317
   AIM V.I. Blue Chip                              $29           $88         $150        $316
   AIM V.I. Capital Appreciation                   $23           $71         $121        $259
   AIM V.I. Capital Development                    $51          $151         $252        $504
   AIM V.I. Dent Demographic Trends                $30           $91         $155        $326
   AIM V.I. Diversified Income                     $24           $74         $126        $269
   AIM V.I. Global Growth and Income               $30           $93         $158        $331
   AIM V.I. Global Utilities                       $27           $83         $142        $301
   AIM V.I. Government Securities                  $25           $76         $130        $276
   AIM V.I. Growth                                 $23           $71         $121        $259
   AIM V.I. Growth and Income                      $23           $71         $121        $259
   AIM V.I. High Yield                             $30           $92         $156        $328
   AIM V.I. International Equity                   $25           $78         $133        $283
   AIM V.I. Money Market                           $22           $67         $114        $245
   AIM V.I. Telecommunications and Technology      $30           $92         $157        $330
   AIM V.I. Value                                  $23           $72         $122        $262


Please remember that you are looking at examples and not a representation of past or future expenses. Your actual expenses may be lower or greater than those shown above. Similarly, your rate of return may be lower or greater than 5%, which is not guaranteed. To reflect the contract maintenance charge in the examples, we estimated an equivalent percentage charge, based on an assumed average Contract size of $57,476.

FINANCIAL INFORMATION

To measure the value of your investment in the Variable Sub-Accounts during the Accumulation Phase, we use a unit of measure we call the "Accumulation Unit." Each Variable Sub-Account has a separate value for its Accumulation Units we call "Accumulation Unit Value." Accumulation Unit Value is analogous to, but not the same as, the share price of a mutual fund.

Attached as Appendix A to this prospectus are tables showing the Accumulation Unit Values of each Variable Sub-Account since its inception. To obtain a fuller picture of each Variable Sub-Account's finances, please refer to the Variable Account's financial statements contained in the Statement of Additional Information. The financial statements of Glenbrook also appear in the Statement of Additional Information.

THE CONTRACT

CONTRACT OWNER

The AIM Lifetime Plus(sm) Variable Annuity is a contract between you, the Contract owner, and Glenbrook, a life insurance company. As the Contract owner, you may exercise all of the rights and privileges provided to you by the Contract. That means it is up to you to select or change (to the extent permitted):

        o the Investment Alternatives during the Accumulation and Payout Phases,
        o the amount and timing of your purchase payments and withdrawals,
        o the programs you want to use to invest or withdraw money,
        o the income payment plan you want to use to receive retirement income,
        o the Annuitant (either yourself or someone else) on whose life the income payments will be based,
        o the Beneficiary or Beneficiaries who will receive the benefits that the Contract provides when the last surviving Contract owner dies and
        o any other rights that the Contract provides.


If you die, any surviving Contract owner, or, if none, the Beneficiary, may exercise the rights and privileges provided by the Contract.

The Contract cannot be jointly owned by both a non-natural person and a natural person.

You can use the Contract with or without a qualified plan. A qualified plan is a personal retirement savings plan, such as an IRA or tax-sheltered annuity, that meets the requirements of the Internal Revenue Code. Qualified plans may limit or modify your rights and privileges under the Contract. We use the term "Qualified Contract" to refer to a Contract issued with a qualified plan. See "Qualified Plans" on page 33.

ANNUITANT

The Annuitant is the individual whose age determines the latest Payout Start Date and whose life determines the amount and duration of income payments (other than under Income Plans with guaranteed payments for a specified period). You initially designate an Annuitant in your application. If the Contract owner is a natural person, you may change the Annuitant prior to the Payout Start Date. In our discretion , we may permit you to designate a joint Annuitant, who is a second person on whose life income payments depend, on or after the Payout Start Date.

If the Annuitant dies prior to the Payout Start Date, the new Annuitant will be:

        o  the youngest Contract owner, otherwise
        o  the youngest Beneficiary.


BENEFICIARY

The Beneficiary is the person who may elect to receive the death benefit or become the new Contract owner if the sole surviving Contract owner dies before the Payout Start Date. If the sole surviving Contract owner dies after the Payout Start Date, the Beneficiary will receive any guaranteed income payments scheduled to continue.

You may name one or more Beneficiaries when you apply for a Contract. You may change or add Beneficiaries at any time by writing to us, unless you have designated an irrevocable Beneficiary. We will provide a change of Beneficiary form to be signed and filed with us. Any change will be effective at the time you sign the written notice, whether or not the Annuitant is living when we receive the notice. Until we receive your written notice to change a Beneficiary, we are entitled to rely on the most recent Beneficiary information in our files. We will not be liable as to any payment or settlement made prior to receiving the written notice. Accordingly, if you wish to change your Beneficiary, you should deliver your written notice to us promptly.

If you did not name a Beneficiary or if the named Beneficiary is no longer living and there are no other surviving Beneficiaries, the new Beneficiary will be:

        o your spouse or, if he or she is no longer alive,

        o your surviving children equally, or if you have no surviving children,

        o your estate.


If more than one Beneficiary survives you (or the Annuitant if the Contract owner is not a natural person), we will divide the death benefit among your Beneficiaries according to your most recent written instructions. If you have not given us written instructions, we will pay the death benefit in equal amounts to the surviving Beneficiaries.


MODIFICATION OF THE CONTRACT

Only a Glenbrook officer may approve a change in or waive any provision of the Contract. Any change or waiver must be in writing. None of our agents have the authority to change or waive the provisions of the Contract. We may not change the terms of the Contract without your consent except to conform the Contract to applicable law or changes in the law. If a provision of the Contract is inconsistent with state law, we will follow state law.

ASSIGNMENT

We will not honor an assignment of an interest in a Contract as collateral or security for a loan. However, you may assign periodic income payments under the Contract prior to the Payout Start Date. No Beneficiary may assign benefits under the Contract until they are due. We will not be bound by any assignment until the assignor signs it and files it with us. We are not responsible for the validity of any assignment. Federal law prohibits or restricts the assignment of benefits under many types of retirement plans and the terms of such plans may themselves contain restrictions on assignments. An assignment may also result in taxes or tax penalties. You should consult with an attorney before trying to assign your Contract.

PURCHASES

MINIMUM PURCHASE PAYMENTS

Your initial purchase payment must be at least $5,000 ($2,000 for a Qualified Contract). All subsequent purchase payments must be $500 or more. You may make purchase payments of at least $500 at any time prior to the Payout Start Date. We reserve the right to limit the maximum amount of purchase payments we will accept. We also reserve the right to reject any application.

MINIMUM AND MAXIMUM ALLOWABLE AGE

You can  purchase a Contract if you are between your states' age of majority and
90. If the owner is a non-natural person, then the Annuitant must be between the ages of 0 and 90.

AUTOMATIC ADDITIONS PROGRAM

You may make additional purchase payments of at least $100 ($500 for allocation to the Fixed Account) by automatically transferring amounts from your bank account. Consult your sales representative for more detailed information.

ALLOCATION OF PURCHASE PAYMENTS

At the time you apply for a Contract, you must decide how to allocate your purchase payments among the Investment Alternatives. The allocation you specify on your application will be effective immediately. All allocations must be in whole percents that total 100% or in whole dollars. You can change your allocations by notifying us in writing. We reserve the right to limit the availability of the Investment Alternatives.

We will allocate your additional purchase payments to the investment alternatives according to your most recent instructions on file with us. Unless you notify us in writing otherwise, we will allocate subsequent purchase payments according to the allocation for the previous purchase payment. We will effect any change in allocation instructions at the time we receive written notice of the change in good order.

We will credit the initial purchase payment that accompanies your completed application to your Contract within 2 business days after we receive the payment at our headquarters. If your application is incomplete, we will ask you to complete your application within 5 business days. If you do so, we will credit your initial purchase payment to your Contract within that 5 business day period. If you do not, we will return your purchase payment at the end of the 5 business day period unless you expressly allow us to hold it until you complete the application. We will credit additional purchase payments to the Contract at the close of the business day on which we receive the purchase payment at our headquarters.

We use the term "business day" to refer to each day Monday through Friday that the New York Stock Exchange is open for business. We also refer to these days as "Valuation Dates." Our business day closes when the New York Stock Exchange closes, usually 4 p.m. Eastern Time (3 p.m. Central Time). If we receive your purchase payment after 3 p.m. Central Time on any Valuation Date, we will credit your purchase payment using the Accumulation Unit Values computed on the next Valuation Date.

RIGHT TO CANCEL

You may cancel the Contract by returning it to us within the Cancellation Period, which is the 20-day period after you receive the Contract or such longer period as your state may require. You may return it by delivering it or mailing it to us. If you exercise this "Right to Cancel," the Contract terminates and we will pay you the full amount of your purchase payments allocated to the Fixed Account. We also will return your purchase payments allocated to the Variable Account after an adjustment, to the extent federal or state law permits, to reflect investment gain or loss that occurred from the date of allocation through the date of cancellation. Some states may require us to return a greater amount to you.

CONTRACT VALUE

On the Issue Date, your Contract Value is equal to your initial purchase payment. Thereafter, your Contract Value at any time during the Accumulation Phase is equal to the sum of the value of your Accumulation Units in the Variable Sub-Accounts you have selected, plus the value of your interest in the Fixed Account.

ACCUMULATION UNITS

To determine the number of Accumulation Units of each Variable Sub-Account to credit to your Contract, we divide (i) the amount of the purchase payment or transfer you have allocated to a Variable Sub-Account by (ii) the Accumulation Unit Value of that Variable Sub-Account next computed after we receive your payment or transfer. For example, if we receive a $10,000 purchase payment allocated to a Variable Sub-Account when the Accumulation Unit Value for the Sub-Account is $10, we would credit 1,000 Accumulation Units of that Variable Sub-Account to your Contract.

ACCUMULATION UNIT VALUE

As a general matter, the Accumulation Unit Value for each Variable Sub-Account will rise or fall to reflect:

        o changes in the share price of the Fund in which the Variable Sub-Account invests, and

        o the deduction of amounts reflecting the mortality and expense risk charge, administrative expense charge, and any provision for taxes that have accrued since we last calculated the Accumulation Unit Value.


We determine contract maintenance charges, withdrawal charges, and transfer fees (currently waived) separately for each Contract. They do not affect the Accumulation Unit Value. Instead, we obtain payment of those charges and fees by redeeming Accumulation Units. For details on how we compute Accumulation Unit Value, please refer to the Statement of Additional Information.

We determine a separate Accumulation Unit Value for each Variable Sub-Account on each Valuation Date.

You should refer to the prospectus for the Funds that accompanies this prospectus for a description of how the assets of each Fund are valued, since that determination directly bears on the Accumulation Unit Value of the corresponding Variable Sub-Account and, therefore, your Contract Value.

INVESTMENT ALTERNATIVES:  The Variable Sub-Accounts

You may allocate your purchase payments to up to 17 Variable Sub-Accounts. Each Variable Sub-Account invests in the shares of a corresponding Fund. Each Fund has its own investment objective(s) and policies. We briefly describe the Funds below.

For more complete information about each Fund, including expenses and risks associated with the Fund, please refer to the accompanying prospectus for the Fund. You should carefully review the prospectus for the Funds before allocating amounts to the Variable Sub-Accounts. A I M Advisors, Inc. serves as the investment advisor to each Fund.

Fund:                                                         Each Fund Seeks*:


AIM V.I. Aggressive Growth Fund**                             Long-term growth of capital

AIM V.I. Balanced Fund                                        As high a total return as possible,
                                                              consistent with preservation of capital

AIM V.I. Blue Chip Fund                                       Long-term growth of capital with
                                                              secondary objective of current income

AIM V.I. Capital Appreciation Fund                            Growth of capital

AIM V.I. Capital Development Fund                             Long-term growth of capital

AIM V.I. Dent Demographic Trends Fund                         Long-term growth of capital.

AIM V.I. Diversified Income Fund                              High level of current income

AIM V.I. Global Growth and Income Fund                        Long-term growth of capital together
                                                              with current income

AIM V.I. Global Utilities Fund                                High level of current income and a
                                                              secondary objective of growth of capital

AIM V.I. Government Securities Fund                           High level of current income consistent
                                                              with reasonable concern for safety of
                                                              principal

AIM V.I. Growth Fund                                          Growth of capital

AIM V.I. Growth and Income Fund                               Growth of capital with a secondary
                                                              objective of current income

AIM V.I. High Yield Fund                                      High level of current income

AIM V.I. International Equity Fund                            Long-term growth of capital

AIM V.I. Money Market Fund                                    As high a level of current income as is
                                                              consistent with the preservation of
                                                              capital and liquidity

AIM V.I. Telecommunications and Technology Fund               Long-term growth of capital

AIM V.I. Value Fund                                           Long-term growth of capital


      * A funds investment objective may be changed by the Funds Board of Trustees without shareholders approval.

      ** Due to the sometime limited availability of common stocks of small-cap companies that meet the investment criteria for AIM V.I. Aggressive Growth Fund, the Fund may periodically suspend or limit the offering of its shares. The Fund may be closed to new participants when Fund assets reach $200 million. If the Fund is closed, Contract owners maintaining an allocation of Contract Value in that Fund will nevertheless be permitted to allocate additional purchase payments to the Fund.

Amounts you allocate to Variable Sub-Accounts may grow in value, decline in value, or grow less than you expect, depending on the investment performance of the Funds in which those Variable Sub-Accounts invest. You bear the investment risk that the Funds might not meet their investment objectives. Shares of the Funds are not deposits, or obligations of, or guaranteed or endorsed by any bank and are not insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other agency.

INVESTMENT ALTERNATIVES : The Fixed Account

You may allocate all or a portion of your purchase payments to the Fixed Account. The Fixed Account may not be available in all states. Please consult with your sales representative for current information. The Fixed Account supports our insurance and annuity obligations. The Fixed Account consists of our general assets other than those in segregated asset accounts. We have sole discretion to invest the assets of the Fixed Account, subject to applicable law. Any money you allocate to the Fixed Account does not entitle you to share in the investment experience of the Fixed Account.

GUARANTEE PERIODS

Each payment or transfer allocated to the Fixed Account earns interest at a specified rate that we guarantee for a period of years we call a Guarantee Period. Guarantee Periods may range from 1 to 10 years. We are currently offering Guarantee Periods of 1, 3, 5, 7, and 10 years in length. In the future we may offer Guarantee Periods of different lengths or stop offering some Guarantee Periods. You select the Guarantee Period for each amount that you allocate to the Fixed Account. If you do not select a Guarantee Period for a purchase payment or transfer, we will assign the same period(s) as used for the most recent purchase payment.

Each payment or transfer allocated to any one Guarantee Period must be at least $500. We reserve the right to limit the number of additional purchase payments that you may allocate to any one Guarantee Period.

INTEREST RATES

We will tell you what interest rates and Guarantee Periods we are offering at a particular time. We may declare different interest rates for Guarantee Periods of the same length that begin at different times. We will not change the interest rate that we credit to a particular allocation until the end of the relevant Guarantee Period.

We have no specific formula for determining the rate of interest that we will declare initially or in the future. We will set those interest rates based on investment returns available at the time of the determination. In addition, we may consider various other factors in determining interest rates including regulatory and tax requirements, sales commissions and administrative expenses, general economic trends, and competitive factors. We determine the interest rates to be declared in our sole discretion. We can neither predict nor guarantee what those rates will be in the future. For current interest rate information, please contact your sales representative or Glenbrook at 1-800-776-6978.

The interest rate will never be less than the minimum guaranteed rate stated in the Contract.

HOW WE CREDIT INTEREST

We will credit interest daily to each amount allocated to a Guarantee Period at a rate that compounds to the annual interest rate that we declared at the beginning of the applicable Guarantee Period. The following example illustrates how a purchase payment allocated to the Fixed Account would grow, given an assumed Guarantee Period and annual interest rate:

Purchase Payment...................................$10,000
Guarantee Period...................................5 years
Annual Interest Rate...............................4.50%



                                                           END OF CONTRACT YEAR

                                                YEAR 1       YEAR 2      YEAR 3        YEAR 4        YEAR 5
                                                ------       ------      ------        ------        ------

Beginning Contract Value                      $10,000.00
X (1 + Annual Interest Rate)                      X1.045
                                              $10,450.00

Contract Value at end of Contract Year                     $10,450.00
X (1 + Annual Interest Rate)                                   X1.045
                                   $10,920.25

Contract Value at end of Contract Year                                 $10,920.25
X (1 + Annual Interest Rate)                                               X1.045
                                                                       $11,411.66

Contract Value at end of Contract Year                                               $11,411.66
X (1 + Annual Interest Rate)                                                             X1.045
                                                                                     $11,925.19

Contract Value at end of Contract Year                                                            $11,925.19
X (1 + Annual Interest Rate)                                                                           X1.045
                                                                                                  $12,461.82
Total Interest Credited During Guarantee Period = $2,461.82 ($12,461.82-$10,000)

This example assumes no withdrawals during the entire 5 year Guarantee Period. If you were to make a partial withdrawal, you may be required to pay a withdrawal charge. In addition, the amount withdrawn may be increased or decreased by a Market Value Adjustment that reflects changes in interest rates since the time you invested the amount withdrawn. The hypothetical interest rate is for illustrative purposes only and is not intended to predict future interest rates to be declared under the Contract. Actual interest rates declared for any given Guarantee Period may be more or less than shown above but will never be less than the guaranteed minimum rate stated in the Contract.

RENEWALS

Prior to the end of each Guarantee Period, we will mail you a notice asking you what to do with your money. During the 30-day period after the end of the Guarantee Period, you may:

        1) take no action. We will automatically apply your money to a new Guarantee Period of the same length as the expired Guarantee Period. The new Guarantee Period will begin on the day the previous Guarantee Period ends. The new interest rate will be our then current declared rate for a Guarantee Period of that length; or

        2) instruct us to apply your money to one or more new Guarantee Periods of your choice. The new Guarantee Period(s) will begin on the day the previous Guarantee Period ends. The new interest rate will be our then current declared rate for those Guarantee Periods; or

        3) instruct us to transfer all or a portion of your money to one or more Variable Sub-Accounts of the Variable Account. We will effect the transfer on the day we receive your instructions. We will not adjust the amount transferred to include a Market Value Adjustment; or

        4) withdraw all or a portion of your money. You may be required to pay a withdrawal charge, but we will not adjust the amount withdrawn to include a Market Value Adjustment. The amount withdrawn will be deemed to have been withdrawn on the day the previous Guarantee Period ends. Unless you specify otherwise, amounts not withdrawn will be applied to a new Guarantee Period of the same length as the previous Guarantee Period. The new Guarantee Period will begin on the day the previous Guarantee Period ends.

MARKET VALUE ADJUSTMENT

All withdrawals in excess of the Free Withdrawal Amount and transfers from a Guarantee Period, other than those taken during the 30 day period after such Guarantee Period expires, are subject to a Market Value Adjustment. A Market Value Adjustment also may apply upon payment of a death benefit (a Market Value Adjustment made upon payment of a death benefit, if any, would be positive), and when you apply amounts currently invested in a Guarantee Period to an Income Plan (unless paid or applied during the 30-day period after such Guarantee Period expires). We will not apply a Market Value Adjustment to a withdrawal you make:

        o within the Free Withdrawal Amount as described on page __,

        o as part of the Dollar Cost Averaging Program, or

        o withdrawals taken to satisfy IRS required minimum distribution rules for the Contract.


We apply the Market Value Adjustment to reflect changes in interest rates from the time you first allocate money to a Guarantee Period to the time it is removed from that Guarantee Period. We calculate the Market Value Adjustment by comparing the Treasury Rate for a period equal to the Guarantee Period at its inception to the Treasury Rate for a period equal to the time remaining in the Guarantee Period when you remove your money. "Treasury Rate" means the U.S. Treasury Note Constant Maturity Yield as reported in Federal Reserve Bulletin Release H.15.

The Market Value Adjustment may be positive or negative, depending on changes in interest rates. As such, you bear the investment risk associated with changes in interest rates. If interest rates increase significantly, the Market Value Adjustment and any withdrawal charge, premium taxes, and income tax withholding (if applicable) could reduce the amount you receive upon full withdrawal of your Contract Value to an amount that is less than the purchase payment plus interest at the minimum guaranteed interest rate under the Contract.

Generally, if the Treasury Rate at the time you allocate money to a Guarantee Period is higher than the applicable current Treasury Rate for a period equal to the time remaining in the Guarantee Period, then the Market Value Adjustment will result in a higher amount payable to you or transferred. Conversely, if the Treasury Rate at the time you allocate money to a Guarantee Period is lower than the applicable Treasury Rate for a period equal to the time remaining in the Guarantee Period, then the Market Value Adjustment will result in a lower amount payable to you or transferred.

For  example,  assume  that you  purchase a  Contract  and you select an initial
Guarantee Period of 5 years and the 5 year Treasury Rate for that duration is 4.50%. Assume that at the end of 3 years, you make a partial withdrawal. If, at that later time, the current 2 year Treasury Rate is 4.20%, then the Market
Value Adjustment will be positive, which will result in an increase in the amount payable to you. Conversely, if the current 2 year Treasury Rate is 4.80%, then the Market Value Adjustment will be negative, which will result in a decrease in the amount payable to you.

The formula for calculating Market Value Adjustments is set forth in Appendix B to this prospectus, which also contains additional examples of the application of the Market Value Adjustment.

INVESTMENT ALTERNATIVES:  Transfers

TRANSFERS DURING THE ACCUMULATION PHASE

During the Accumulation Phase, you may transfer Contract Value among the investment alternatives. You may request transfers in writing on a form that we provide or by telephone according to the procedure described below. The minimum amount that you may transfer into a Guarantee Period is $500. We currently do not assess, but reserve the right to assess, a $10 charge on each transfer in excess of 12 per Contract Year. We treat transfers to or from more than one Fund on the same day as one transfer.

We will process transfer requests that we receive before 3:00 p.m. Central Time on any Valuation Date using the Accumulation Unit Values for that Date. We will process requests completed after 3:00 p.m. on any Valuation Date using the Accumulation Unit Values for the next Valuation Date. The Contract permits us to defer transfers from the Fixed Account for up to 6 months from the date we receive your request. If we decide to postpone transfers from any Guarantee Period for 30 days or more, we will pay interest as required by applicable law. Any interest would be payable from the date we receive the transfer request to the date we make the transfer.

If you transfer an amount from a Guarantee Period other than during the 30 day period after such Guarantee Period expires, we will increase or decrease the amount by a Market Value Adjustment. If any transfer reduces the value in the Fixed Account to less than $500, we will treat the request as a transfer of the entire value.

We reserve the right to waive any transfer restrictions.

TRANSFERS DURING THE PAYOUT PHASE

During the Payout Phase, you may make transfers among the Variable Sub-Accounts to change the relative weighting of the Variable Sub-Accounts on which your variable income payments will be based. In addition, you will have a limited ability to make transfers from the Variable Sub-Accounts to increase the proportion of your income payments consisting of fixed income payments. You may not, however, convert any of your fixed income payments into variable income payments.

You may not make any transfers for the first 6 months after the Payout Start Date. Thereafter, you may make transfers among the Variable Sub-Accounts or make transfers from the Variable Sub-Accounts to increase the proportion of your income payments consisting of fixed income payments. Your transfers must be at least 6 months apart.

TELEPHONE TRANSFERS

You may make transfers by telephone by calling 1-800-776-6978. The cut off time for telephone transfer requests is 3:00 p.m. Central Time. In the event that the New York Stock Exchange closes early, i.e., before 3:00 p.m. Central Time, or in the event that the Exchange closes early for a period of time but then reopens for trading on the same day, we will process telephone transfer requests as of the close of the Exchange on that particular day. We will not accept telephone requests received at any telephone number other than the number that appears in this paragraph or received after the close of trading on the Exchange.

We may suspend, modify or terminate the telephone transfer privilege at any time without notice.

We use procedures that we believe provide reasonable assurance that the telephone transfers are genuine. For example, we tape telephone conversations with persons purporting to authorize transfers and request identifying information. Accordingly, we disclaim any liability for losses resulting from allegedly
unauthorized  telephone  transfers.   However,  if  we  do  not  take
reasonable steps to help ensure that a telephone authorization is valid, we may be liable for such losses.

EXCESSIVE TRADING LIMITS

For Contracts issued on or after May 1, 2000, we reserve the right to limit transfers in any Contract year, or to refuse any transfer request for a Contract owner or certain Contract owners, if:

         o we believe, in our sole discretion, that excessive trading by such Contract owner or owners, or a specific transfer request or group of transfer requests, may have a detrimental effect on the Accumulation Unit Values of any Variable Sub-Account or the share prices of the corresponding Funds or would be to the disadvantage of other Contract owners; or

         o we are informed by one or more of the corresponding Funds that they intend to restrict the purchase or redemption of Fund shares because of excessive trading or because they believe that a specific transfer or groups of transfers would have a detrimental effect on the prices of Fund shares.

We may apply the restrictions in any manner reasonably designed to prevent transfers that we consider disadvantageous to other contract owners.

DOLLAR COST AVERAGING PROGRAM

Under the Dollar Cost Averaging Program, you may automatically transfer a set amount at regular intervals during the Accumulation Phase from any Variable Sub-Account, or a 1 year Guarantee Period of the Fixed Account, to any other Variable Sub-Account. The intervals between transfers, may be monthly, quarterly, semi-annually, or annually. You may not use the Dollar Cost Averaging Program to transfer amounts to the Fixed Account.

We will not charge a transfer fee for transfers made under this Program, nor will such transfers count against the 12 transfers you can make each Contract Year without paying a transfer fee. In addition, we will not apply the Market Value Adjustment to these transfers.

The theory of dollar cost averaging is that if purchases of equal dollar amounts are made at fluctuating prices, the aggregate average cost per unit will be less than the average of the unit prices on the same purchase dates. However, participation in this Program does not assure you of a greater profit from your purchases under the Program nor will it prevent or necessarily reduce losses in a declining market.

AUTOMATIC FUND REBALANCING PROGRAM

Once you have allocated your money among the Variable Sub-Accounts, the performance of each Sub-Account may cause a shift in the percentage you allocated to each Sub-Account. If you select our Automatic Fund Rebalancing Program, we will automatically rebalance the Contract Value in each Variable Sub-Account and return it to the desired percentage allocations. Money you allocate to the Fixed Account will not be included in the rebalancing.

We will rebalance your account each quarter according to your instructions. We will transfer amounts among the Variable Sub-Accounts to achieve the percentage allocations you specify. You can change your allocations at any time by contacting us in writing or by telephone. The new allocation will be effective with the first rebalancing that occurs after we receive your request. We are not responsible for rebalancing that occurs prior to receipt of your request.

Example:

        Assume that you want your initial purchase payment split among 2 Variable Sub-Accounts. You want 40% to be in the AIM V.I. Diversified Income Variable Sub-Account and 60% to be in the AIM V.I. Growth Variable Sub-Account. Over the next 2 months the bond market does very well while the stock market performs poorly. At the end of the first quarter, the AIM V.I. Diversified Income Variable Sub-Account now represents 50% of your holdings because of its increase in value. If you choose to have your holdings rebalanced quarterly, on the first day of the next quarter we would sell some of your units in the AIM V.I. Diversified Income Variable Sub-Account and use the money to buy more units in the AIM V.I. Growth Variable Sub-Account so that the percentage allocations would again be 40% and 60% respectively.

The Automatic Fund Rebalancing Program is available only during the Accumulation Phase. The transfers made under the Program do not count towards the 12 transfers you can make without paying a transfer fee, and are not subject to a transfer fee.

Fund rebalancing is consistent with maintaining your allocation of investments among market segments, although it is accomplished by reducing your Contract Value allocated to the better performing segments.

EXPENSES

As a Contract owner, you will bear, directly or indirectly, the charges and expenses described below.

CONTRACT MAINTENANCE CHARGE

During the Accumulation Phase, on each Contract Anniversary, we will deduct a $35 contract maintenance charge from your Contract Value invested in each Variable Sub-Account in proportion to the amount invested. During the Payout Phase, we will deduct the charge proportionately from each income payment.

The charge is for the cost of maintaining each Contract and the Variable Account. Maintenance costs include expenses we incur in processing purchase payments; keeping records; processing death claims, cash withdrawals, and policy changes; proxy statements; calculating Accumulation Unit Values and income payments; and issuing reports to Contract owners and regulatory agencies. We cannot increase the charge. We will waive this charge if:

        o total purchase payments equal $50,000 or more, or

        o all of your money is allocated to the Fixed Account as of the Contract Anniversary.

If you surrender your Contract, we will deduct the full contract maintenance charge unless your Contract qualifies for a waiver.

MORTALITY AND EXPENSE RISK CHARGE

We deduct a mortality and expense risk charge daily at an annual rate of 1.35% of the average daily net assets you have invested in the Variable Sub-Accounts. The mortality and expense risk charge is for all the insurance benefits available with your Contract (including our guarantee of annuity rates and the death benefits), for certain expenses of the Contract, and for assuming the risk (expense risk) that the current charges will be sufficient in the future to cover the cost of administering the Contract. If the charges under the Contract are not sufficient, then we will bear the loss.

We guarantee the mortality and expense risk charge and we cannot increase it. We assess the mortality and expense risk charge during both the Accumulation Phase and the Payout Phase.

ADMINISTRATIVE EXPENSE CHARGE

We deduct an administrative expense charge daily at an annual rate of 0.10% of the average daily net assets you have invested in the Variable Sub-Accounts. We intend this charge to cover actual administrative expenses that exceed the revenues from the contract maintenance charge. There is no necessary relationship between the amount of administrative charge imposed on a given Contract and the amount of expenses that may be attributed to that Contract. We assess this charge each day during the Accumulation Phase and the Payout Phase. We guarantee that we will not raise this charge.

TRANSFER FEE

We do not currently impose a fee upon transfers among the Investment Alternatives. However, we reserve the right to charge $10 per transfer after the 12th transfer in each Contract Year. We will not charge a transfer fee on transfers that are part of a Dollar Cost Averaging or Automatic Fund Rebalancing Program.

WITHDRAWAL CHARGE

We may assess a withdrawal charge of up to 6% of the purchase payment(s) you withdraw. The charge declines to 0% after 7 complete years from the date we received the purchase payment being withdrawn. A schedule showing how the charge declines appears on page ___, above. During each Contract Year, you can withdraw up to 10% of purchase payments without paying the charge. Unused portions of this 10% "Free Withdrawal Amount" are not carried forward to future Contract Years.

We will deduct withdrawal charges, if applicable, from the amount paid. For purposes of the withdrawal charge, we will treat withdrawals as coming from the oldest purchase payments first. However, for federal income tax purposes, earnings are considered to come out first, which means you pay taxes on the earnings portion of your withdrawal.

We do not apply a withdrawal charge in the following situations:

        o on the Payout Start Date(a withdrawal charge may apply if you elect to receive income payments for a specified period of less than 120 months);
        o the death of the Contract owner or Annuitant (unless the settlement value is used);
        o withdrawals taken to satisfy IRS minimum distribution rules; or
        o withdrawals that qualify for the waiver as described below.

We use the amounts obtained from the withdrawal charge to pay sales commissions and other promotional or distribution expenses associated with marketing the Contracts. To the extent that the withdrawal charge does not cover all sales commissions and other promotional or distribution expenses, we may use any of our corporate assets, including potential profit which may arise from the mortality and expense risk charge or any other charges or fee described above, to make up any difference.

Withdrawals may be subject to tax penalties or income tax and a Market Value Adjustment. You should consult your own tax counsel or other tax advisers regarding any withdrawals.

CONFINEMENT WAIVER

We will waive the withdrawal charge on all withdrawals taken prior to the Payout Start Date under your Contract if the following conditions are satisfied:

     1) you, or the Annuitant if the Contract is owned by a non-natural person, are first confined to a long term care facility or a hospital (as defined in the Contract) for at least 90 consecutive days. You or the Annuitant must enter the long term care facility or hospital at least 30 days after the Issue Date;

     2) we must receive the request for the withdrawal and due proof (as defined in the Contract)of the stay no later than 90 days following the end of your or the Annuitant's stay at the long term care facility or hospital; and

     3) a physician must have prescribed the stay and the stay must be medically necessary (as defined in the Contract).

You may not claim this benefit if you, or the Annuitant, or a member of your or the Annuitant's immediate family (as defined in the Contract), is the physician prescribing your or the Annuitant's stay in a long term care facility.

Please refer to your Contract for more detailed information about the terms and conditions of these waivers.

The laws of your state may limit the availability of this waiver and may also change certain terms and/or benefits available under the waiver. You should consult your Contract for further details on these variations. Also, even if you do not need to pay our withdrawal charge because of the waiver, you still may be required to pay taxes or tax penalties on the amount withdrawn. You should consult your tax adviser to determine the effect of a withdrawal on your taxes.

PREMIUM TAXES

Some states and other governmental entities (e.g., municipalities) charge premium taxes or similar taxes. We are responsible for paying these taxes and will deduct them from your Contract Value. Some of these taxes are due when the Contract is issued, others are due when income payments begin or upon surrender. Our current practice is not to charge anyone for these taxes until income payments begin or when a total withdrawal occurs including payment upon death.
We may discontinue this practice sometime in the future and deduct premium taxes from the purchase payments. Premium taxes generally range from 0% to 4%, depending on the state.

At the Payout Start Date, if applicable, we deduct the charge for premium taxes from each investment alternative in the proportion that the Contract owner's value in the investment alternative bears to the total Contract Value.

DEDUCTION FOR SEPARATE ACCOUNT INCOME TAXES

We are not currently maintaining a provision for taxes. In the future, however, we may establish a provision for taxes if we determine, in our sole discretion, that we will incur a tax as a result of the operation of the Variable Account. We will deduct for any taxes we incur as a result of the operation of the Variable Account, whether or not we previously made a provision for taxes and whether or not it was sufficient. Our status under the Internal Revenue Code is briefly described in the Statement of Additional Information.

OTHER EXPENSES

Each Fund deducts advisory fees and other expenses from its assets. You indirectly bear the charges and expenses of the Funds whose shares are held by the Variable Sub-Accounts. These fees and expenses are described in the accompanying prospectus for the AIM Variable Insurance Funds. For a summary of current estimates of those charges and expenses, see pages ___ above. We may receive compensation from A I M Advisors, Inc., for administrative services we provide to the Funds.

ACCESS TO YOUR MONEY

You can withdraw some or all of your Contract Value at any time prior to the Payout Start Date. Withdrawals also are available under limited circumstances on or after the Payout Start Date. See "Income Plans" on page __.

The amount payable upon withdrawal is the Contract Value next computed after we receive the request for a withdrawal at our headquarters, adjusted by any Market Value Adjustment, less any withdrawal charges, contract maintenance charges, income tax withholding, penalty tax, and any premium taxes. We will pay withdrawals from the Variable Account within 7 days of receipt of the request, subject to postponement in certain circumstances.

You can withdraw money from the Variable Account or the Fixed Account. To complete a partial withdrawal from the Variable Account, we will cancel Accumulation Units in an amount equal to the withdrawal and any applicable withdrawal charge and premium taxes.

You must name the investment alternative(s) from which you are taking the withdrawal. If none is named, then the withdrawal request is incomplete and cannot be honored.

In general, you must withdraw at least $50 at a time. You also may withdraw a lesser amount if you are withdrawing your entire interest in a Variable Sub-Account.

If you request a total withdrawal, we may require you to return your Contract to us. We also will deduct a contract maintenance charge of $35, unless we have waived the contract maintenance charge on your Contract.

POSTPONEMENT OF PAYMENTS

We may postpone the payment of any amounts due from the Variable Account under the Contract if:

       1) The New York Stock Exchange is closed for other than usual weekends or holidays, or trading on the Exchange is otherwise restricted;

       2)   An emergency exists as defined by the SEC; or

       3)   The SEC permits delay for your protection.

In addition, we may delay payments or transfers from the Fixed Account for up to 6 months or a shorter period if required by law. If we delay payment or transfer for 30 days or more, we will pay interest as required by law. Any interest would be payable from the date we receive the withdrawal request to the date we make the payment or transfer.

SYSTEMATIC WITHDRAWAL PROGRAM

You may choose to receive systematic withdrawal payments on a monthly, quarterly, semi-annual, or annual basis at any time prior to the Payout Start Date. The minimum amount of each systematic withdrawal is $50. At our discretion, systematic withdrawals may not be offered in conjunction with the Dollar Cost Averaging or Automatic Fund Rebalancing Programs.

Depending on fluctuations in the net asset value of the Variable Sub-Accounts and the value of the Fixed Account, systematic withdrawals may reduce or even exhaust the Contract Value. Income taxes may apply to systematic withdrawals. Please consult your tax advisor before taking any withdrawal.

We will make systematic withdrawal payments to you or your designated payee. We may modify or suspend the Systematic Withdrawal Program and charge a processing fee for the service. If we modify or suspend the Systematic Withdrawal Program, existing systematic withdrawal payments will not be affected.

MINIMUM CONTRACT VALUE

If your request for a partial withdrawal would reduce the amount in any Guarantee Period to less than $500, we will treat the request as a withdrawal of the entire amount invested in such Guarantee Period. In addition, if your request for a partial withdrawal would reduce your Contract Value to less than $1,000, we may treat it as a request to withdraw your entire Contract Value. Your Contract will terminate if you withdraw all of your Contract Value. We will, however, ask you to confirm your withdrawal request before terminating your Contract. If we terminate your Contract, we will distribute to you its Contract Value, adjusted by any applicable Market Value Adjustment, less withdrawal and other charges, and taxes.

INCOME PAYMENTS

PAYOUT START DATE

You select the Payout Start Date in your application. The Payout Start Date is the day that we apply your Contract Value, adjusted by any Market Value Adjustment and less any applicable taxes, to an Income Plan. The Payout Start Date must be no later than the Annuitant's 90th birthday, or the 10th Contract Anniversary, if later.

You may change the Payout Start Date at any time by notifying us in writing of the change at least 30 days before the scheduled Payout Start Date. Absent a change, we will use the Payout Start Date stated in your Contract.

INCOME PLANS

An "Income Plan" is a series of payments on a scheduled basis to you or to another person designated by you. You may choose and change your choice of Income Plan until 30 days before the Payout Start Date. If you do not select an Income Plan, we will make income payments in accordance with Income Plan 1 with guaranteed payments for 10 years. After the Payout Start Date, you may not make withdrawals (except as described below) or change your choice of Income Plan.

Three Income Plans are available under the Contract. Each is available to provide:

        o fixed income payments;
        o variable income payments; or
        o a combination of the two.

The three Income Plans are:

         Income Plan 1 -- Life Income with Guaranteed Payments. Under this plan, we make periodic income payments for at least as long as the Annuitant lives. If the Annuitant dies before we have made all of the guaranteed income payments, we will continue to pay the remainder of the guaranteed income payments as required by the Contract.

         Income Plan 2 -- Joint and Survivor Life Income with Guaranteed Payments. Under this plan, we make periodic income payments for at least as long as Either the Annuitant or the joint Annuitant is alive. If both the Annuitant and the Joint Annuitant die before we have made all of the Guaranteed income payments, we will continue to pay the remainder of the guaranteed income payments as required by the Contract.

         Income Plan 3 -- Guaranteed Payments for a Specified Period (5 Years to 30 Years). Under this plan, we make periodic income payments for the period you have chosen. These payments do not depend on the Annuitant's life. Income payments for less than 120 months may be subject to a withdrawal charge. We will deduct the mortality and expense risk charge from the Variable Sub-Account assets that support variable income payments even though we may not bear any mortality risk.

The length of any guaranteed payment period under your selected Income Plan generally will affect the dollar amounts of each income payment. As a general rule, longer guarantee periods result in lower income payments, all other things being equal. For example, if you choose an Income Plan with payments that depend on the life of the Annuitant but with no minimum specified period for guaranteed payments, the income payments generally will be greater than the income payments made under the same Income Plan with a minimum specified period for guaranteed payments.

If you choose Income Plan 1 or 2, or, if available, another Income Plan with payments that continue for the life of the Annuitant or joint Annuitant, we may require proof of age and sex of the Annuitant or joint Annuitant before starting income payments, and proof that the Annuitant or joint Annuitant is alive before we make each payment. Please note that under such Income Plans, if you elect to take no minimum guaranteed payments, it is possible that the payee could receive only 1 income payment if the Annuitant and any joint Annuitant both die before the second income payment, or only 2 income payments if they die before the third income payment, and so on.

Generally, you may not make withdrawals after the Payout Start Date. One exception to this rule applies if you are receiving variable income payments that do not depend on the life of the Annuitant (such as under Income Plan 3). In that case you may terminate all or part of the Variable Account portion of the income payments at any time and receive a lump sum equal to the present value of the remaining variable payments associated with the amount withdrawn. The minimum amount you may withdraw under this feature is $1,000. A withdrawal charge may apply. We also assess applicable premium taxes against all income payments.

We may make other Income Plans available. You may obtain information about them by writing or calling us.

You must apply at least the Contract Value in the Fixed Account on the Payout Start Date to fixed income payments. If you wish to apply any portion of your Fixed Account option balance to provide variable income payments, you should plan ahead and transfer that amount to the Variable Sub-Accounts prior to the Payout Start Date. If you do not tell us how to allocate your Contract Value among fixed and variable income payments, we will apply your Contract Value in the Variable Account to variable income payments and your Contract Value in the Fixed Account to fixed income payments.

We will apply your Contract Value, adjusted by a Market Value Adjustment, less applicable taxes to your Income Plan on the Payout Start Date. If the amount available to apply under an Income Plan is less than $2,000 or not enough to provide an initial payment of at least $20, and state law permits, we may:

     o pay you the Contract Value, adjusted by any Market Value Adjustment and less any applicable taxes, in a lump sum instead of the periodic payments you have chosen, or

     o reduce the frequency of your payments so that each payment will be at least $20.


VARIABLE INCOME PAYMENTS

The amount of your variable income payments depends upon the investment results of the Variable Sub-Accounts you select, the premium taxes you pay, the age and sex of the Annuitant, and the Income Plan you choose. We guarantee that the payments will not be affected by (a) actual mortality experience and (b) the amount of our administration expenses.

We cannot predict the total amount of your variable income payments. Your variable income payments may be more or less than your total purchase payments because (a) variable income payments vary with the investment results of the underlying Funds and (b) the Annuitant could live longer or shorter than we expect based on the tables we use.

In calculating the amount of the periodic payments in the annuity tables in the Contract, we assumed an annual investment rate of 3%. If the actual net investment return of the Variable Sub-Accounts you choose is less than this assumed investment rate, then the dollar amount of your variable income payments will decrease. The dollar amount of your variable income payments will increase, however, if the actual net investment return exceeds the assumed investment rate. The dollar amount of the variable income payments stays level if the net investment return equals the assumed investment rate. Please refer to the Statement of Additional Information for more detailed information as to how we determine variable income payments.

FIXED INCOME PAYMENTS

We guarantee income payment amounts derived from the Fixed Account for the duration of the Income Plan. We calculate the fixed income payments by:

       1) adjusting the portion of the Contract Value in the Fixed Account on the Payout Start Date by any applicable Market Value Adjustment;

       2) deducting any applicable premium tax; and

       3) applying the resulting amount to the greater of (a) the appropriate value from the income payment table in your Contract or (b) such other value as we are offering at that time.

We may defer making fixed income payments for a period of up to 6 months or such shorter time as state law may require. If we defer payments for 30 days or more, we will pay interest as required by law from the date we receive the withdrawal request to the date we make payment.

CERTAIN EMPLOYEE BENEFIT PLANS

The Contracts offered by this prospectus contain income payment tables that provide for different payments to men and women of the same age, except in states that require unisex tables. We reserve the right to use income payment tables that do not distinguish on the basis of sex to the extent permitted by law. In certain employment-related situations, employers are required by law to use the same income payment tables for men and women. Accordingly, if the Contract is to be used in connection with an employment-related retirement or benefit plan and we do not offer unisex annuity tables in your state, you should consult with legal counsel as to whether the purchase of a Contract is appropriate.

DEATH BENEFITS

We will pay a death benefit if, prior to the Payout Start Date:

     1) any Contract owner dies or,

     2) the Annuitant dies, if the Contract is owned by a company or other legal entity.

We will pay the death benefit to the new Contract owner as determined immediately after the death. The new Contract owner would be a surviving Contract owner or, if none, the Beneficiary(ies). In the case of the death of an Annuitant, we will pay the death benefit to the current Contract Owner.

DEATH BENEFIT AMOUNT

Prior to the Payout Start Date, the death benefit is equal to the greatest of:

       1) the Contract Value as of the date we determine the death benefit, or

       2) the Settlement Value (that is, the amount that would have been payable on a full withdrawal of the Contract Value) on the date that we determine the death benefit, or

       3) the Contract Value at the Death Benefit Anniversary immediately preceding the date that we determine the death benefit adjusted by any purchase payments, withdrawals, and charges made since that anniversary.

A "Death Benefit Anniversary" is every seventh Contract Anniversary beginning with the Issue Date. For example, the Issue Date, 7th and 14th Contract Anniversaries are the first three Death Benefit Anniversaries.

We will adjust the death benefit by any applicable Market Value Adjustment as of the date we determine the death benefit (a Market Value Adjustment, if any, made upon payment of a death benefit would be positive). The death benefit will never be less than the sum of all purchase payments less any amounts previously paid to the Contract owner (including income tax withholding).

A claim for a distribution on death must include "Due Proof of Death." We will accept the following documentation as Due Proof of Death:

        o a certified copy of a death certificate;

        o a certified copy of a decree of a court of competent jurisdiction as to a finding of death; or

        o any other proof acceptable to us.

We will determine the value of the death benefit as of the end of the Valuation Date on which we receive a complete request for the payment of the death benefit. If we receive a request after 3:00 p.m. Central Time on a Valuation Date, we will process the request as of the end of the following Valuation Date.

ENHANCED DEATH BENEFIT OPTIONS

You can select an enhanced death benefit option when you purchase the Contract.

Enhanced Death Benefit A. If you select Enhanced Death Benefit A, the death benefit will be the greater of the values stated in the Death Benefit Amount provision above, or the value of Enhanced Death Benefit A. The Enhanced Death Benefit A is:

        The greatest of the Anniversary Values as of the date we determine the death benefit. An "Anniversary Value" is equal to the Contract Value on a Contract Anniversary, increased by purchase payments made since that Anniversary and reduced by the amount of any partial withdrawals since that anniversary. Anniversary Values will be calculated for each Contract Anniversary prior to the earlier of:

     (i) the date we determine the death  benefit,  or

     (ii) the 75th birthday of the oldest Contract owner, or, the Annuitant if the Contract owner is not a natural person, or 5 years after the Issue Date, if later.

Enhanced Death Benefit B. If you select Enhanced Death Benefit B, the death benefit will be the greater of the values stated in the Death Benefit Amount provision above, or the value of Enhanced Death Benefit B. The Enhanced Death Benefit B is:

        Total purchase payments minus the sum of all partial withdrawals. Each purchase payment and each partial withdrawal will accumulate daily at a rate equivalent to 5% per year until the earlier of:

     (i) the date we determine the death  benefit,  or

     (ii) the first day of the month following the 75th birthday of the oldest Contract owner, or, the Annuitant if the Contract owner is not a natural person, or 5 years after the Issue Date, if later.

If the enhanced death benefit option is purchased and neither option is selected by the Owner, the Contract will automatically include Enhanced Death Benefit A. We will determine the value of the death benefit at the end of the Valuation Date on which we receive a complete request for payment of the death benefit which includes due proof of death. Neither Enhanced Death Benefit A nor Enhanced Death Benefit B will ever be greater than the maximum death benefit allowed by any non-forfeiture laws which govern the Contract.

DEATH BENEFIT PAYMENTS

A death benefit will be paid if:

     1) the Contract owner elects to receive the death benefit distributed in a single payment within 180 days of the date of death, and

     2) the death benefit is paid as of the day we determine the value of the death benefit. Otherwise, we will pay the Settlement Value. The Settlement Value paid will be the Settlement Value next computed on or after the requested distribution date for payment or on the mandatory distribution date of 5 years after the date of death. We are currently waiving the 180 day limit, but we reserve the right to enforce the limitation in the future.

In any event, the entire value of the Contract must be distributed within 5 years after the date of death unless an Income Plan is elected or a surviving spouse continues the Contract in accordance with the provisions described below.

The Contract owner eligible to receive death benefits has the following options:

     1) If the Contract owner is not a natural person, then the Contract owner may receive the death benefit in one or more distributions.

     2) If the Contract owner is a natural person, the Contract owner may elect to receive the death benefit in one or more distributions or by periodic payments through an Income Plan. Payments from the Income Plan must begin within one year of the date of death and must be payable throughout:

        o the life of the Contract owner; or

        o a period not to exceed the life expectancy of the Contract owner; or

        o the life of the Contract owner with payments guaranteed for a period not to exceed the life expectancy of the Contract owner.

     3) If the surviving spouse of the deceased Contract owner is the new Contract owner, then the spouse may elect one of the options listed above or may continue the Contract in the Accumulation Phase as if the death had not occurred. The Contract may only be continued once. If the Contract is continued in the Accumulation Phase, the surviving spouse may make a single withdrawal of any amount within one year of the date of death without incurring a withdrawal charge. However, any applicable Market Value Adjustment, determined as of the date of the withdrawal, will apply.

     Any death benefit payable in a lump sum must be paid within 5 years of the date of death. If no election is made, funds will be distributed at the end of the 5 year period.

MORE INFORMATION

GLENBROOK

Glenbrook is the issuer of the Contract. Glenbrook is a stock life insurance company organized under the laws of the State of Arizona in 1998. Previously, Glenbrook was organized under the laws of the State of Illinois in 1992.
Glenbrook was originally organized under the laws of the State of Indiana in 1965. From 1965 to 1983 Glenbrook was known as "United Standard Life Assurance Company" and from 1983 to 1992 as "William Penn Life Assurance Company of America."

Glenbrook is currently licensed to operate in the District of Columbia and all states, except New York. We intend to offer the Contract in those jurisdictions in which we are licensed. Our headquarters is located at 3100 Sanders Road, Northbrook, Illinois 60062.

Glenbrook is a wholly owned subsidiary of Allstate Life Insurance Company ("Allstate Life"), a stock life insurance company incorporated under the laws of the State of Illinois. Allstate Life is a wholly owned subsidiary of Allstate Insurance Company, a stock property-liability insurance company incorporated under the laws of the State of Illinois. All of the outstanding capital stock of Allstate Insurance Company is owned by The Allstate Corporation.

Glenbrook and Allstate Life entered into a reinsurance agreement effective June 5, 1992. Under the reinsurance agreement, Allstate Life reinsures substantially all of Glenbrook's liabilities under its various insurance contracts. The reinsurance agreement provides us with financial backing from Allstate Life. However, it does not create a direct contractual relationship between Allstate Life and you. In other words, the obligations of Allstate Life under the reinsurance agreement are to Glenbrook; Glenbrook remains the sole obligor under the Contract to you.

Several independent rating agencies regularly evaluate life insurers' claims-paying ability, quality of investments, and overall stability. A.M. Best Company assigns A+ (Superior) to Allstate Life which automatically reinsures all net business of Glenbrook. A.M. Best Company also assigns Glenbrook the rating of A+(r) because Glenbrook automatically reinsures all net business with Allstate Life. Standard & Poor's Insurance Rating Services assigns an AA+ (Very Strong) financial strength rating and Moody's assigns an Aa2 (Excellent) financial strength rating to Glenbrook. Glenbrook shares the same ratings of its parent, Allstate Life. These ratings do not reflect the investment performance of the Variable Account. We may from time to time advertise these ratings in our sales literature.

THE VARIABLE ACCOUNT

Glenbrook established the Glenbrook Life and Annuity Company Separate Account A on September 6, 1995. We have registered the Variable Account with the SEC as a unit investment trust. The SEC does not supervise the management of the Variable Account or Glenbrook.

We own the assets of the Variable Account. The Variable Account is a segregated asset account under Arizona law. That means we account for the Variable Account's income, gains and losses separately from the results of our other operations. It also means that only the assets of the Variable Account that are in excess of the reserves and other Contract liabilities with respect to the Variable Account are subject to liabilities relating to our other operations. Our obligations arising under the Contracts are general corporate obligations of Glenbrook.

The Variable Account consists of 17 Variable Sub-Accounts, each of which invests in a corresponding Fund. We may add new Variable Sub-Accounts or eliminate one or more of them, if we believe marketing, tax, or investment conditions so warrant. We do not guarantee the investment performance of the Variable Account, its Sub-Accounts or the Funds. We may use the Variable Account to fund our other annuity contracts. We will account separately for each type of annuity contract funded by the Variable Account.

THE FUNDS

Dividends  and  Capital  Gain  Distributions.   We  automatically  reinvest  all
dividends and capital gains distributions from the Funds in shares of the distributing Fund at their net asset value.

Voting Privileges. As a general matter, you do not have a direct right to vote the shares of the Funds held by the Variable Sub-Accounts to which you have allocated your Contract Value. Under current law, however, you are entitled to give us instructions on how to vote those shares on certain matters. Based on our present view of the law, we will vote the shares of the Funds that we hold directly or indirectly through the Variable Account in accordance with instructions that we receive from Contract owners entitled to give such instructions.

As a general rule, before the Payout Start Date, the Contract owner or anyone with a voting interest is the person entitled to give voting instructions. The number of shares that a person has a right to instruct will be determined by dividing the Contract Value allocated to the applicable Variable Sub-Account by the net asset value per share of the corresponding Fund as of the record date of the meeting. After the Payout Start Date, the person receiving income payments has the voting interest. The payee's number of votes will be determined by dividing the reserve for such Contract allocated to the applicable Variable Sub-account by the net asset value per share of the corresponding Fund. The votes decrease as income payments are made and as the reserves for the Contract decrease.

We will vote shares attributable to Contracts for which we have not received instructions, as well as shares attributable to us, in the same proportion as we vote shares for which we have received instructions, unless we determine that we may vote such shares in our own discretion. We will apply voting instructions to abstain on any item to be voted on a pro-rata basis to reduce the votes eligible to be cast.

We reserve the right to vote Fund shares as we see fit without regard to voting instructions to the extent permitted by law. If we disregard voting instructions, we will include a summary of that action and our reasons for that action in the next semi-annual financial report we send to you.

Changes in Funds. If the shares of any of the Funds are no longer available for investment by the Variable Account or if, in our judgment, further investment in such shares is no longer desirable in view of the purposes of the Contract, we may eliminate that Fund and substitute shares of another eligible investment fund. Any substitution of securities will comply with the requirements of the 1940 Act. We also may add new Variable Sub-Accounts that invest in additional mutual funds. We will notify you in advance of any change.

Conflicts of Interest. Certain of the Funds sell their shares to separate accounts underlying both variable life insurance and variable annuity contracts. It is conceivable that in the future it may be unfavorable for variable life insurance separate accounts and variable annuity separate accounts to invest in the same Fund. The boards of directors of these Funds monitor for possible conflicts among separate accounts buying shares of the Funds. Conflicts could develop for a variety of reasons. For example, differences in treatment under tax and other laws or the failure by a separate account to comply with such laws could cause a conflict. To eliminate a conflict, a Fund's board of directors may require a separate account to withdraw its participation in a Fund. A Fund's net asset value could decrease if it had to sell investment securities to pay redemption proceeds to a separate account withdrawing because of a conflict.

THE CONTRACT

Distribution. ALFS, Inc.* ("ALFS"), located at 3100 Sanders Road, Northbrook, Illinois 60062-7154, serves as principal underwriter of the Contracts. ALFS is a wholly owned subsidiary of Allstate Life. ALFS is a registered broker dealer under the Securities and Exchange Act of 1934, as amended ("Exchange Act"), and is a member of the National Association of Securities Dealers, Inc.

*Effective May 1, 2000, Allstate Life Financial Services, Inc. was renamed ALFS, Inc.

We will pay commissions to broker-dealers who sell the Contracts. Commissions paid may vary, but we estimate that the total commissions paid on all Contract sales will not exceed 8% of any purchase payments (on a present value basis). These commissions are intended to cover distribution expenses. Sometimes, we also pay the broker-dealer a persistency bonus in addition to the standard commissions. We do not expect that a persistency bonus will exceed 1.20%, on an annual basis, of the Contract Values considered in connection with the bonus. These commissions are intended to cover distribution expenses. In some states, Contracts may be sold by representatives or employees of banks which may be acting as broker-dealers without separate registration under the Exchange Act, pursuant to legal and regulatory exceptions.

Glenbrook does not pay ALFS a commission for distribution of the Contracts. The underwriting agreement with ALFS provides that we will reimburse ALFS for any liability to Contract owners arising out of services rendered or Contracts issued.

Administration. We have primary responsibility for all administration of the Contracts and the Variable Account. We provide the following dministrative services, among others:

        o issuance of the Contracts;
        o maintenance of Contract owner records;
        o Contract owner services;
        o calculation of unit values;
        o maintenance of the Variable Account; and
        o preparation of Contract owner reports.


We will send you Contract statements and transaction confirmations at least annually. You should notify us promptly in writing of any address change. You should read your statements and confirmations carefully and verify their accuracy. You should contact us promptly if you have a question about a periodic statement. We will investigate all complaints and make any necessary adjustments retroactively, but you must notify us of a potential error within a reasonable time after the date of the questioned statement. If you wait too long, we reserve the right to make the adjustment as of the date that we receive notice of the potential error.

We also will provide you with additional periodic and other reports, information and prospectuses as may be required by federal securities laws.

QUALIFIED PLANS

If you use the Contract with a qualified plan, the plan may impose different or additional conditions or limitations on withdrawals, waivers of withdrawal charges, death benefits, Payout Start Dates, income payments, and other Contract features. In addition, adverse tax consequences may result if qualified plan limits on distributions and other conditions are not met. Please consult your qualified plan administrator for more information.

LEGAL MATTERS

Freedman, Levy, Kroll & Simonds, Washington, D.C., has advised Glenbrook on certain federal securities law matters. All matters of state law pertaining to the Contracts, including the validity of the Contracts and Glenbrook's right to issue such Contracts under state insurance law, have been passed upon by Michael
J. Velotta, General Counsel of Glenbrook.

YEAR 2000

Glenbrook is heavily dependent upon complex computer systems for all phases of its operations, including customer service, and policy and contract administration. Since many of Glenbrook's older computer software programs recognize only the last two digits of the year in any date, some software may have failed to operate properly in or after the year 1999, if the software was not reprogrammed or replaced ("Year 2000 Issue"). Glenbrook believes that many of its counterparties and suppliers also had potential Year 2000 Issues which could affect Glenbrook. In 1995, Allstate Insurance Company commenced a four phase plan intended to mitigate and/or prevent the adverse effects of Year 2000 Issues. These strategies included normal development and enhancement of new and existing systems, upgrades to operating systems already covered by maintenance agreements, and modifications to existing systems to make them Year 2000 compliant. The plan also included Glenbrook actively working with its major external counterparties and suppliers to assess their compliance efforts and Glenbrook's exposure to them. Because of the accuracy of this plan, and its timely completion, Glenbrook has experienced no material impacts on its results of operations, liquidity or financial position due to the Year 2000 issue. Year 2000 costs are expensed as incurred.

TAXES

The following discussion is general and is not intended as tax advice. Glenbrook makes no guarantee regarding the tax treatment of any Contract or transaction involving a Contract.

Federal, state, local and other tax consequences of ownership or receipt of distributions under an annuity contract depend on your individual circumstances. If you are concerned about any tax consequences with regard to your individual circumstances, you should consult a competent tax adviser.

TAXATION OF ANNUITIES IN GENERAL

Tax Deferral. Generally, you are not taxed on increases in the Contract Value until a distribution occurs. This rule applies only where:

       1) the Contract owner is a natural person,

       2) the investments of the Variable Account are "adequately diversified" according to Treasury Department regulations, and

       3) Glenbrook is considered the owner of the Variable Account assets for federal income tax purposes.

Non-natural Owners. As a general rule, annuity contracts owned by non-natural persons such as corporations, trusts, or other entities are not treated as annuity contracts for federal income tax purposes. The income on such contracts is taxed as ordinary income received or accrued by the owner during the taxable year. Please see the Statement of Additional Information for a discussion of several exceptions to the general rule for Contracts owned by non-natural persons.

Diversification Requirements. For a Contract to be treated as an annuity for federal income tax purposes, the investments in the Variable Account must be "adequately diversified" consistent with standards under Treasury Department regulations. If the investments in the Variable Account are not adequately diversified, the Contract will not be treated as an annuity contract for federal income tax purposes. As a result, the income on the Contract will be taxed as ordinary income received or accrued by the Contract owner during the taxable year. Although Glenbrook does not have control over the Funds their investments, we expect the Funds to meet the diversification requirements.

Ownership Treatment. The IRS has stated that you will be considered the owner of Variable Account assets if you possess incidents of ownership in those assets, such as the ability to exercise investment control over the assets. At the time the diversification regulations were issued, the Treasury Department announced that the regulations do not provide guidance concerning circumstances in which investor control of separate account investments may cause an investor to be treated as the owner of the separate account. The Treasury Department also stated that future guidance would be issued regarding the extent that owners could direct sub-account investments without being treated as owners of the underlying assets of the separate account.

Your rights under the Contract are different than those described by the IRS in rulings in which it found that contract owners were not owners of separate account assets. For example, you have the choice to allocate premiums and Contract Values among more Investment Alternatives. Also, you may be able to transfer among Investment Alternatives more frequently than in such rulings. These differences could result in you being treated as the owner of the Variable Account. If this occurs, income and gain from the Variable Account assets would be includible in your gross income. Glenbrook does not know what standards will be set forth in any regulations or rulings which the Treasury Department may issue. It is possible that future standards announced by the Treasury Department could adversely affect the tax treatment of your Contract. We reserve the right to modify the Contract as necessary to attempt to prevent you from being considered the federal tax owner of the assets of the Variable Account. However, we make no guarantee that such modification to the Contract will be successful.

Taxation of Partial and Full Withdrawals. If you make a partial withdrawal under a non-Qualified Contract, amounts received are taxable to the extent the Contract Value, without regard to surrender charges, exceeds the investment in the Contract. The investment in the Contract is the gross premium paid for the Contract minus any amounts previously received from the Contract if such amounts were properly excluded from your gross income. If you make a partial withdrawal under a Qualified Contract, the portion of the payment that bears the same ratio to the total payment that the investment in the Contract (i.e., nondeductible IRA contributions, after tax contributions to qualified plans) bears to the Contract Value, is excluded from your income. If you make a full withdrawal under a non-Qualified Contract or a Qualified Contract, the amount received will be taxable only to the extent it exceeds the investment in the Contract.

"Nonqualified distributions" from Roth IRAs are treated as made from contributions first and are included in gross income only to the extent that distributions exceed contributions. "Qualified distributions" from Roth IRAs are not included in gross income. "Qualified distributions" are any distributions made more than 5 taxable years after the taxable year of the first contribution to any Roth IRA and which are:

        o made on or after the date the individual attains age 59 1/2,

        o made to a beneficiary after the Contract owner's death,

        o attributable to the Contract owner being disabled, or

        o for a first time home purchase (first time home purchases are subject to a lifetime limit of $10,000).

If you transfer a non-Qualified Contract without full and adequate consideration to a person other than your spouse (or to a former spouse incident to a divorce), you will be taxed on the difference between the Contract Value and the investment in the Contract at the time of transfer. Except for certain Qualified Contracts, any amount you receive as a loan under a Contract, and any assignment or pledge (or agreement to assign or pledge) of the Contract Value is treated as a withdrawal of such amount or portion.

Taxation of Annuity Payments. Generally, the rule for income taxation of annuity payments received from a non-Qualified Contract provides for the return of your investment in the Contract in equal tax-free amounts over the payment period. The balance of each payment received is taxable. For fixed annuity payments, the amount excluded from income is determined by multiplying the payment by the ratio of the investment in the Contract (adjusted for any refund feature or period certain) to the total expected value of annuity payments for the term of the Contract. If you elect variable annuity payments, the amount excluded from taxable income is determined by dividing the investment in the Contract by the total number of expected payments. The annuity payments will be fully taxable after the total amount of the investment in the Contract is excluded using these ratios. If you die, and annuity payments cease before the total amount of the investment in the Contract is recovered, the unrecovered amount will be allowed as a deduction for your last taxable year.

Taxation of Annuity Death Benefits. Death of a Contract owner, or death of the Annuitant if the Contract is owned by a non-natural person, will cause a distribution of death benefits from a Contract. Generally, such amounts are included in income as follows:

     1) if distributed in a lump sum, the amounts are taxed in the same manner as a full withdrawal, or

     2) if distributed under an annuity option, the amounts are taxed in the same manner as an annuity payment. Please see the Statement of Additional Information for more detail on distribution at death requirements.

Penalty Tax on Premature Distributions. A 10% penalty tax applies to the taxable amount of any premature distribution from a non-Qualified Contract. The penalty tax generally applies to any distribution made prior to the date you attain age 59 1/2. However, no penalty tax is incurred on distributions:

     1) made on or after the date the Contract owner attains age 59 1/2;

     2) made as a result of the Contract owner's death or disability;

     3) made in substantially equal periodic payments over the Contract owner's life or life expectancy,

     4) made under an immediate annuity, or 5) attributable to investment in the Contract before August 14, 1982.

You should consult a competent tax advisor to determine if any other exceptions to the penalty apply to your situation. Similar exceptions may apply to distributions from Qualified Contracts.

Aggregation of Annuity Contracts. All non-qualified deferred annuity contracts issued by Glenbrook (or its affiliates) to the same Contract owner during any calendar year will be aggregated and treated as one annuity contract for purposes of determining the taxable amount of a distribution.

Tax Qualified Contracts

Contracts may be used as investments with certain qualified plans such as:

        o Individual Retirement Annuities or Accounts (IRAs) under Section 408 of the Code;
        o Roth IRAs under Section 408A of the Code;
        o Simplified Employee Pension Plans under Section 408(k) of the Code;
        o Savings Incentive Match Plans for Employees (SIMPLE) Plans under
          Section 408(p) of the Code;
        o Tax Sheltered Annuities under Section 403(b) of the Code;
        o Corporate and Self Employed Pension and Profit Sharing Plans; and
        o State and Local Government and Tax Exempt Organization Deferred Compensation Plans.


In the case of certain qualified plans, the terms of the plans may govern the right to benefits, regardless of the terms of the Contract. The income on qualified plan and IRA investments is tax deferred and variable annuities held by such plans do not receive any additional tax deferral. You should review the annuity features, including all benefits and expenses, prior to purchasing a variable annuity in a qualified plan or IRA. Glenbrook reserves the right to limit the availability of the Contract for use with any of the qualified plans listed above.

Restrictions Under Section 403(b) Plans. Section 403(b) of the Code provides tax-deferred retirement savings plans for employees of certain non-profit and educational organizations. Under Section 403(b), any Contract used for a 403(b) plan must provide that distributions attributable to salary reduction contributions made after December 31, 1998, and all earnings on salary reduction contributions, may be made only:

     1) on or after the date of employee

        o attains age 59 1/2,

        o separates from service,

        o dies,

        o becomes disabled, or

     2) on account of hardship (earnings on salary reduction contributions may not be distributed on account of hardship).


These limitations do not apply to withdrawals where Glenbrook is directed to transfer some or all of the Contract Value to another 403(b) plan.

INCOME TAX WITHHOLDING

Glenbrook is required to withhold federal income tax at a rate of 20% on all "eligible rollover distributions" unless you elect to make a "direct rollover" of such amounts to an IRA or eligible retirement plan. Eligible rollover distributions generally include all distributions from Qualified Contracts, excluding IRAs, with the exception of:

     1) required minimum distributions, or

     2) a series of substantially equal periodic payments made over a period of at least 10 years, or,

     3) over the life (joint lives) of the participant (and beneficiary).

Glenbrook may be required to withhold federal and state income taxes on any distributions from non-Qualified Contracts or Qualified Contracts that are not eligible rollover distributions, unless you notify us of your election to not have taxes withheld.

ANNUAL REPORTS AND OTHER DOCUMENTS

Glenbrook's annual report on Form 10-K for the year ended December 31, 1999 is incorporated herein by reference, which means that it is legally a part of this prospectus.

After the date of this prospectus and before we terminate the offering of the securities under this prospectus, all documents or reports we file with the SEC under the Exchange Act are also incorporated herein by reference, which means that they also legally become a part of this prospectus.

Statements in this prospectus, or in documents that we file later with the SEC and that legally become a part of this prospectus, may change or supersede statements in other documents that are legally part of this prospectus. Accordingly, only the statement that is changed or replaced will legally be a part of this prospectus.

We file our Exchange Act documents and reports, including our annual and quarterly reports on Form 10-K and Form 10-Q electronically on the SEC's "EDGAR" system using the identifying number CIK No. 0000947878. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov. You also can view these materials at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. For more information on the operations of SEC's Public Reference Room, call 1-800-SEC-0330.

If you have received a copy of this prospectus, and would like a free copy of any document incorporated herein by reference (other than exhibits not specifically incorporated by reference into the text of such documents), please write or call us at P.O. Box 94039, Palatine, Illinois 60094-4039 (telephone:
1-800-776-6978).

PERFORMANCE INFORMATION

We may advertise the performance of the Variable Sub-Accounts, including yield and total return information. Yield refers to the income generated by an investment in a Variable Sub-Account over a specified period. Total return represents the change, over a specified period of time, in the value of an investment in a Variable Sub-Account after reinvesting all income distributions

All performance advertisements will include, as applicable, standardized yield and total return figures that reflect the deduction of insurance charges, the contract maintenance charge, and withdrawal charge. Performance advertisements also may include total return figures that reflect the deduction of insurance charges, but not the contract maintenance or withdrawal charges. The deduction of such charges would reduce the performance shown. In addition, performance advertisements may include aggregate, average, year-by-year, or other types of total return figures.

Performance information for periods prior to the inception date of the Variable Sub-Accounts will be based on the historical performance of the corresponding Funds for the periods beginning with the inception dates of the Funds and adjusted to reflect current Contract expenses. You should not interpret these figures to reflect actual historical performance of the Variable Account.

We may include in advertising and sales materials tax deferred compounding charts and other hypothetical illustrations that compare currently taxable and tax deferred investment programs based on selected tax brackets. Our advertisements also may compare the performance of our Variable Sub-Accounts with: (a) certain unmanaged market indices, including but not limited to the Dow Jones Industrial Average, the Standard & Poor's 500, and the Shearson Lehman Bond Index; and/or (b) other management investment companies with investment objectives similar to the underlying funds being compared. In addition, our advertisements may include the performance ranking assigned by various publications, including the Wall Street Journal, Forbes, Fortune, Money, Barron's, Business Week, USA Today, and statistical services, including Lipper Analytical Services Mutual Fund Survey, Lipper Annuity and Closed End Survey, the Variable Annuity Research Data Survey, and SEI.

EXPERTS

The financial statements and related financial statement schedule of Glenbrook Life and Annuity Company as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, which are incorporated herein by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which are incorporated herein by reference, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of the Variable Account as of December 31, 1999, and for each of the periods in the two years then ended, which is incorporated herein by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and is so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                   APPENDIX A

            Accumulation Unit Value and Number of Accumulation Units

            Outstanding for Each Variable Sub-Account Since Inception

For the Years Beginning January 1* and Ending December 31        1995          1996            1997             1998         1999
                                                                 ----          ----            ----             ----         ----
December 31

AIM V.I. AGGRESSIVE GROWTH SUB-ACCOUNT
Accumulation Unit Value, Beginning of Period                      -              -                -             $10.000     $9.810
Accumulation Unit Value, End of Period                            -              -                -              $9.810    $13.988
Number of Units Outstanding, End of Period                        -              -                -             163,537    247,763

AIM V.I. BALANCED SUB-ACCOUNT
Accumulation Unit Value, Beginning of Period                      -              -                -             $10.000    $11.193
Accumulation Unit Value, End of Period                            -              -                -             $11.193    $13.162
Number of Units Outstanding, End of Period                        -              -                -             244,603    297,688

AIM V.I. BLUE CHIP  SUB-ACCOUNT
Accumulation Unit Value, Beginning of Period                      -              -                -                   -         -
Accumulation Unit Value, End of Period                            -              -                -                   -         -
Number of Units Outstanding End of Period                         -              -                -                   -         -

AIM V.I. CAPITAL APPRECIATION SUB-ACCOUNT
Accumulation Unit Value, Beginning of Period                  $10.000           $9.827          $11.387         $12.739    $14.979
Accumulation Unit Value, End of Period                         $9.827          $11.387          $12.739         $14.979    $21.350
Number of Units Outstanding, End of Period                        996        4,471,775        7,850,032       8,770,421  7,460,389

AIM V.I. CAPITAL DEVELOPMENT SUB-ACCOUNT
Accumulation Unit Value, Beginning of Period                      -              -                -             $10.000     $9.160
Accumulation Unit Value, End of Period                            -              -                -              $9.160    $11.655
Number of Units Outstanding, End of Period                        -              -                -             126,384    104,456

AIM V.I. DENT DEMOGRAPHIC TRENDS SUB-ACCOUNT
Accumulation Unit Value, Beginning of Period                      -              -                -                   -          -
Accumulation Unit Value, End of Period                            -              -                -                   -          -
Number of Units Outstanding End of Period                         -              -                -                   -          -

AIM V.I. DIVERSIFIED INCOME SUB-ACCOUNT
Accumulation Unit Value, Beginning of Period                  $10.000          $10.068          $10.934         $11.788    $12.035
Accumulation Unit Value, End of Period                        $10.068          $10.934          $11.788         $12.035    $11.633
Number of Units Outstanding, End of Period                          0          747,505        1,950,608       2,301,209  1,949,974

AIM V.I. GLOBAL GROWTH AND INCOME SUB-ACCOUNT
Accumulation Unit Value, Beginning of Period                      -              -                -                   -         -
Accumulation Unit Value, End of Period                            -              -                -                   -         -
Number of Units Outstanding End of Period                         -              -                -                   -         -

AIM V.I. GLOBAL UTILITIES SUB-ACCOUNT
Accumulation Unit Value, Beginning of Period                  $10.000          $10,209          $11.276         $13.518    $15.534
Accumulation Unit Value, End of Period                        $10,209          $11.276          $13.518         $15.534    $20.432
Number of Units Outstanding, End of Period                          0          163,534          426,581         630,811    604,243

AIM V.I. GOVERNMENT SECURITIES SUB-ACCOUNT
Accumulation Unit Value, Beginning of Period                  $10.000          $10.082          $10.164         $10.835    $11.484
Accumulation Unit Value, End of Period                        $10.082          $10.164          $10.835         $11.484    $11.189
Number of Units Outstanding, End of Period                          0          263,768          550,452         912,586    791,933

AIM V.I. GROWTH SUB-ACCOUNT
Accumulation Unit Value, Beginning of Period                  $10.000           $9.852          $11.466         $14.338    $18.954
Accumulation Unit Value, End of Period                         $9.852          $11.466          $14.388         $18.954    $25.263
Number of Units Outstanding, End of Period                        104        2,070,239        4,031,175       5,170,994  4,664,892

AIM V.I. GROWTH AND INCOME SUB-ACCOUNT
Accumulation Unit Value, Beginning of Period                  $10.000           $9.897          $11.699         $14.496    $18.243
Accumulation Unit Value, End of Period                         $9.897          $11.699          $14.496         $18.243    $24.138
Number of Units Outstanding, End of Period                        103        2,425,462        5,374,119       6,935,245  6,476,240

AIM V.I. HIGH YIELD SUB-ACCOUNT
Accumulation Unit Value, Beginning of Period                      -               -               -             $10.000     $9.141
Accumulation Unit Value, End of Period                            -               -               -              $9.141     $9.957
Number of Units Outstanding, End of Period                        -               -               -             170,679    207,626

AIM V.I. INTERNATIONAL EQUITY SUB-ACCOUNT
Accumulation Unit Value, Beginning of Period                  $10.000          $10.103          $11.953         $12.598    $14.340
Accumulation Unit Value, End of Period                        $10.103          $11.953          $12.598         $14.340    $21.914
Number of Units Outstanding, End of Period                        936        1,969,297        3,667,815       3,847,934  3,482,659

For the Years Beginning January 1* and Ending December 31        1995          1996            1997             1998          1999
                                                                 ----          ----            ----             ----          ----
December 31

AIM V.I. MONEY MARKET SUB-ACCOUNT
Accumulation Unit Value, Beginning of Period                  $10.000          $10.023          $10.369         $10.745    $11.125
Accumulation Unit Value, End of Period                        $10.023          $10.369          $10.745         $11.125    $11.479
Number of Units Outstanding, End of Period                          0          894,947        1,291,169       1,389,344  1,636,925

AIM V.I. TELECOMMUNICATIONS SUB-ACCOUNT
Accumulation Unit Value, Beginning of Period                      -              -                -                   -         -
Accumulation Unit Value, End of Period                            -              -                -                   -         -
Number of Units Outstanding End of Period                         -              -                -                   -         -

AIM V.I. VALUE SUB-ACCOUNT
Accumulation Unit Value, Beginning of Period                  $10.000           $9.783          $11.090         $13.520    $17.644
Accumulation Unit Value, End of Period                         $9.783          $11.090          $13.520         $17.644    $22.589
Number of Units Outstanding, End of Period                        966        3,528,353        7,294,719       9,222,186  8,450,007

* All Variable Sub-Accounts commenced operations on December 4, 1995, with the exception of the AIM V.I. Aggressive Growth, Balanced, Capital Development, and High Yield Sub-Accounts, which commenced operations on May 1, 1998, and the AIM V.I. Blue Chip Fund, Dent Demographic Trends, Global Growth and Income, and
Telecommunications and Technology Variable Sub-Accounts ("the New Sub-Accounts"). No Accumulaiton Unit data is shown for the New Sub-Accounts which commenced operations on January 3, 2000.

                                                            [back cover]

                                   APPENDIX B

                             MARKET VALUE ADJUSTMENT

The Market Value Adjustment is based on the following:

        I = the Treasury Rate for a maturity equal to the applicable Guarantee Period for the week preceding the establishment of the Guarantee Period.

        N = the number of whole and partial years from the date we receive the withdrawal, transfer, or death benefit request, or from the Payout Start Date, to the end of the Guarantee Period; and

        J = the Treasury Rate for a maturity of length N for the week preceding the receipt of the withdrawal, transfer, death benefit, or income payment request. If a note for a maturity of length N is not available, a weighted average will be used. If N is one year or less, J will be the 1-year Treasury rate.

        "Treasury Rate" means the U.S. Treasury Note Constant Maturity Yield as reported in Federal Reserve Bulletin Release H.15.

The Market Value Adjustment factor is determined from the following formula:

                                .9 X (I - J) X N

To determine the Market Value Adjustment, we will multiply the Market Value Adjustment factor by the amount transferred, withdrawn (in excess of the Free Withdrawal Amount), paid as a death benefit, or applied to an Income Plan, from a Guarantee Period at any time other than during the 30 day period after such Guarantee Period expires.

                       EXAMPLES OF MARKET VALUE ADJUSTMENT

Purchase Payment:              $10,000 allocated to a Guarantee Period
Guarantee Period:              5 years
Treasury Rate (at the
time the Guarantee
Period was established):       4.50%
Full Surrender:                End of Contract Year 3

NOTE: These examples assume that premium taxes are not applicable.

                   EXAMPLE 1: (Assumes declining interest rates)

Step 1.    Calculate Contract Value at End of Contract Year 3:          $10,000.00 X (1.045)^3 = $11,411.66

Step 2.    Calculate the Free Withdrawal Amount:                        .10 X $10,000.00 = $1,000.00

Step 3.    Calculate the Withdrawal Charge:                             .05 X ($10,000.00 - $1,000.00) = $450.00

Step 4.    Calculate the Market Value Adjustment:                       I   =     4.5%
                                                                        J   =     4.2%

                                                                                  730 Days
                                                                                  --------
                                                                        N   =     365 days = 2

                                                                        Market  Value   Adjustment Factor:   .9 X(I-J) X N

                                                                        = .9 X (.045 - .042) X (2) = .0054

                                                                        Market Value Adjustment = Market Value Adjustment
                                                                        Factor X Amount Subject to Market Value Adjustment:

                                                                       =   .0054 X ($11,411.66-$1,000) = $56.22

Step 5.    Calculate the amount received by Contract owner as
result of full withdrawal at the end of Contract Year 3:               $11,411.66-$450.00+ $56.22 = $11,017.88


                   EXAMPLE 2: (Assumes rising interest rates)

Step 1.   Calculate Contract Value at End of Year 3:                  $10,000.00 X(1.045)^3 = $11,411.66
Contract Year 3:

Step 2.   Calculate the Free Withdrawal Amount:                       .10 X ($10,000.00) = $1,000.00

Step 3.   Calculate the Withdrawal Charge:                            .05 X ($10,000.00 - $1,000.00) = $450.00

Step 4.   Calculate the Market Value Adjustment                       I   =   4.5%
                                                                      J   =   4.8%

                                                                                730 days
                                                                                --------
                                                                      N   =     365 days = 2

                                                                      Market Value Adjustment Factor:   .9 X (I-J) X N

                                                                      = .9 X (.045 - .048) X (2) = -.0054

                                                                      Market Value Adjustment = Market Value Adjustment
                                                                      Factor X Amount Subject to Market Value Adjustment

                                                                      = -.0054 X($11,411.66  - $1,000.00) = - $56.22

Step 5.   Calculate the amount received by Contract owner as a
result of full withdrawal at the end of Contract Year 3:              $11,411.66 - $450.00 - 56.22 = $10,905.44


                       STATEMENT OF ADDITIONAL INFORMATION

                                TABLE OF CONTENTS

        Description

        Additions, Deletions or Substitutions of Investments.
        The Contract
             Purchases
            Tax-free Exchanges (1035 Exchanges, Rollovers and Transfers) Performance Information
        Calculation of Accumulation Unit Values
        Calculation of Variable Income Payments
        General Matters
             Incontestability
             Settlements
             Safekeeping of the Variable Account's Assets
             Premium Taxes
             Tax Reserves
        Federal Tax Matters
        Qualified Plans
        Experts
        Financial Statements

This prospectus does not constitute an offering in any jurisdiction in which such offering may not lawfully be made. We do not authorize anyone to provide any information or representations regarding the offering described in this prospectus other than as contained in this prospectus.

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The By-laws of Glenbrook Life and Annuity Company ("Registrant") provide that Registrant will indemnify its officers and directors for certain damages and expenses that may be incurred in the performance of their duty to Registrant. No indemnification is provided, however, when such person is adjudged to be liable for negligence or misconduct in the performance of his or her duty, unless indemnification is deemed appropriate by the court upon application.

ITEM 16.  EXHIBITS.

Exhibit No.    Description

(1) Form of Underwriting Agreement (Incorporated herein by reference to Post-Effective Amendment No. 1 to Registrant's Form S-1 Registration Statement (File No. 033-62193) dated March 22, 1996.)

(2)  None

(4) Form of Glenbrook Life and Annuity Company Flexible Premium Deferred Variable Annuity Contract and Application (Incorporated herein by reference to the initial filing of the Form N-4 Registration Statement (File No. 33-62203)dated August 28, 1995.)

(5)(a)Opinion of General Counsel re: Legality (Previously filed in initial filing of this Registration Statement (File No. 033-62193) dated
    August 28, 1995.)

(5)(b)Opinion of General Counsel re: Legality (Previously filed in Post Effective Amendment No. 1 to this Registration Statement (File No. 033-62193) dated April 30, 1999.)

(8)  None

(11) None

(12) None

(15) None

(23)(a) Independent Auditors' Consent

(23)(b) Consent of  Freedman, Levy, Kroll & Simonds

(24)(a) Powers of Attorney for Thomas J. Wilson II, Michael J. Velotta, Sarah R. Donahue, Brent H. Hamann, John R. Hunter, Kevin R. Slawin, Timothy N. Vander Pas, and G. Craig Whitehead

(25) None

(26) None

(27) Not applicable

(99) Form of Resolution of Board of Directors (Incorporated herein by reference to Post-Effective Amendment No. 1 to Registrant's Form S-1 Registration Statement (File No. 033-92842) dated April 9, 1996.)

ITEM 17.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

     (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof ) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, Glenbrook Life and Annuity Company, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

As required by the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Township of Northfield, State of Illinois, on the 20TH day of April, 2000.


                       GLENBROOK LIFE AND ANNUITY COMPANY
                                  (REGISTRANT)

                             AIM VARIABLE ANNUITY I



                                     By:/s/ MICHAEL J. VELOTTA
                                        ------------------------
                                        Michael J. Velotta
                                        Vice President, Secretary and
                                               General Counsel


Pursuant to the requirements of the Securities Act of 1933, this amended Registration Statement has been signed by the following persons in their capacities and on the 20th day of April, 2000.



*/THOMAS J. WILSON, II                      President, Chief Operating Officer,
  Thomas J. Wilson, II                      and Director (Principal Executive Officer)



/s/MICHAEL J. VELOTTA                       Vice President, Secretary,
   Michael J. Velotta                                General Counsel, and Director



*/JOHN R. HUNTER                            Vice President and Director
   John R. Hunter



*/KEVIN R. SLAWIN                           Vice President and Director
   Kevin R. Slawin                                   (Principal Financial Officer)


*/SARAH R. DONAHUE                          Assistant Vice President and Director
Sarah R. Donahue



*/TIMOTHY N. VANDER PAS                     Assistant Vice President and Director
Timothy N. Vander Pas



*/G. CRAIG WHITEHEAD                        Assistant Vice President and Director
G. Craig Whitehead



*/BRENT H. HAMANN                           Director
Brent H. Hamann



*/SAMUEL H. PILCH                           Controller
   Samuel H. Pilch                          (Principal Accounting Officer)



*/ By Michael J. Velotta, pursuant to Power of Attorney filed herewith.

EXHIBIT INDEX

Exhibit                 Description
Exhibit 23(a)           Independent Auditors' Consent
Exhibit 23(b)           Consent of Freedman, Levy, Kroll & Simonds
Exhibit 24(a)           Powers of Attorney for Thomas J. Wilson II,
                        Michael J. Velotta, Sarah R. Donahue, Brent H. Hamann,
                        John R. Hunter, Kevin R. Slawin,Timothy N. Vander Pas, and G. Craig Whitehead